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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Kosmos Energy Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Kosmos Energy Ltd.

Clarendon House
2 Church Street
Hamilton HM 11, Bermuda

April 26, 2013

Dear Shareholder:

        You are cordially invited to attend the 2013 annual general meeting of shareholders of Kosmos Energy Ltd. to be held on Wednesday, June 5, 2013, at 8:00 a.m., local time, at Rosewood Tucker's Point, 60 Tucker's Point Drive, Hamilton Parish, HS 02, Bermuda. For those of you who cannot attend the annual general meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience or by using the Internet voting site or toll-free number listed on the enclosed proxy card to submit your vote.

        The notice of annual general meeting and Proxy Statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, the financial statements for the fiscal year ended December 31, 2012 and the auditor's report thereon will be laid before the shareholders in accordance with Bermuda law, and you will be asked to (i) elect eleven directors to the Board of Directors; (ii) appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and to authorize the Company's Audit Committee of the Board of Directors to determine their remuneration; (iii) provide a nonbinding, advisory vote to approve named executive officer compensation; and (iv) consider such other business as may properly come before the annual general meeting. I will also report on our progress during the past year and respond to shareholders' questions.

        It is important that your shares be represented at the annual general meeting, as a quorum of the shareholders must be present, either in person or by proxy, in order for the annual general meeting to take place. Even if you plan to attend the annual general meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual general meeting. Your vote and participation in our governance are very important to us. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,
Brian F. Maxted Chief Executive Officer and Director

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 5, 2013

To the Shareholders of Kosmos Energy Ltd.:

        The annual general meeting of shareholders of KOSMOS ENERGY LTD., a Bermuda exempted company (the "Company"), will be held on Wednesday, June 5, 2013, at 8:00 a.m., local time, at Rosewood Tucker's Point, 60 Tucker's Point Drive, Hamilton Parish, HS 02, Bermuda for the following purposes:

  1.
  To elect eleven directors to hold office until the 2014 annual general meeting of shareholders, and until their respective successors are elected;

  2.
  To appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and to authorize the Company's Audit Committee of the Board of Directors to determine their remuneration;

  3.
  To approve, on a nonbinding, advisory basis, named executive officer compensation; and

  4.
  To transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

        We will also present at the annual general meeting the financial statements for the year ended December 31, 2012 together with the auditor's report thereon. The Board of Directors of the Company has fixed the close of business on April 12, 2013 as the record date for the determination of shareholders on the Register of Members entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. The Register of Members as of the record date will be available for examination at the registered office of the Company during ordinary business hours beginning on April 26, 2013 and at the annual general meeting.

        A record of the Company's activities during 2012 and its financial statements for the fiscal year ended December 31, 2012 are contained in the Company's 2012 Annual Report on Form 10-K. The Annual Report on Form 10-K and the accompanying 2012 Annual Review does not form any part of the material for solicitation of proxies.

        All shareholders are cordially invited to attend the meeting. Shareholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy card and to return it promptly in the postage-paid return envelope provided, or, alternatively, to vote their proxy by telephone or the Internet according to the instructions on the proxy card. If a shareholder who has returned a proxy attends the meeting in person, the shareholder may revoke the proxy and vote in person in accordance with the procedures described herein on all matters submitted at the meeting.

By order of the Board of Directors,

Jason E. Doughty Senior Vice President, General Counsel and Corporate Secretary

April 26, 2013
Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on June 5, 2013. The Notice of Annual General Meeting of Shareholders, 2013 Proxy Statement, Proxy Card and 2012 Annual Report on Form 10-K are available under the SEC Filings link on the Investors' page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished. The 2012 Annual Review is available on the Investors' page of our website at www.kosmosenergy.com. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission (the "SEC").

PROXY STATEMENT

2013 Annual General Meeting of Shareholders

        These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Kosmos Energy Ltd. for use at the 2013 annual general meeting of shareholders, and any adjournments or postponements thereof. We refer to our Board of Directors as the "Board" and to Kosmos Energy Ltd. as "Kosmos," the "Company," "we" or "us." The annual general meeting will be held on Wednesday, June 5, 2013 beginning at 8:00 a.m., local time, at Rosewood Tucker's Point, 60 Tucker's Point Drive, Hamilton Parish, HS 02, Bermuda.

        The items to be considered are summarized in the Notice of Annual General Meeting of Shareholders and more fully described in this Proxy Statement. The Notice of Annual General Meeting of Shareholders, this Proxy Statement, the enclosed Proxy Card, our 2012 Annual Report on Form 10-K and the accompanying 2012 Annual Review are first being mailed and made available starting on or about April 26, 2013 to all record holders of our common shares as of close of business on April 12, 2013. Our common shares represented by proxies will be voted as described below or as specified by each shareholder.

        Cameras, recording devices and other electronic devices will not be permitted at the meeting. Each shareholder attending the annual general meeting may be asked to present valid identification. Failure to bring valid identification may delay your ability to attend or prevent you from attending the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting of Shareholders to be Held on June 5, 2013.

        The Notice of Annual General Meeting of Shareholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available under the SEC Filings link on the Investors' page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished. The 2012 Annual Review is available on the Investors' page of our website at www.kosmosenergy.com.

GENERAL MATTERS

        Record date.    The Board fixed the record date for the determination of shareholders entitled to notice of and to vote at the annual general meeting as of close of business on April 12, 2013. On the record date, there were 389,319,606 common shares, par value $0.01 per share, issued and outstanding, and there were no issued and outstanding shares of any other class of share capital. Our only issued and outstanding voting securities are our common shares.

        Voting Your Proxy.    Our shareholders are entitled to one vote for each common share that is owned on the record date on all matters considered at the annual general meeting. You may vote your shares either in person or by proxy. To vote by proxy, you may vote by telephone using the toll-free number listed on the Proxy Card, by the Internet at the website for Internet voting listed on the Proxy Card or by marking, dating, signing and mailing the enclosed Proxy Card in the prepaid envelope provided. When using Internet or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Kosmos Energy Ltd. and a control number unique to you. If you vote by Internet or telephone, please do not also mail the enclosed Proxy Card. If you plan to vote in person at the annual general meeting, please bring valid identification. Even if you currently plan to attend the annual general meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual general meeting.

        If you receive more than one Proxy Card or voting instruction form, it means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive. If you wish to consolidate accounts, please contact Computershare Trust Company, N.A. or your broker, bank or other nominee. We will announce preliminary voting results at the annual general meeting and publish the final results in a Current Report on Form 8-K filed within four business days after the end of the annual general meeting.

        Shares Held of Record.    If your shares are held in your name and you vote by granting a proxy, which is not subsequently revoked, the proxy holders will vote the shares in accordance with your instructions. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations as follows:

        "FOR ALL" Proposal 1:    To elect eleven directors to serve until the 2014 annual general meeting of shareholders, and until their respective successors are elected;

        "FOR" Proposal 2:    To appoint Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2013 and to authorize the Company's Audit Committee of the Board to determine their remuneration; and

        "FOR" Proposal 3:    To approve, on a nonbinding, advisory basis, named executive officer compensation.

        If other matters properly come before the annual general meeting, the proxy holders will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the annual general meeting, including for the purpose of soliciting proxies to vote in accordance with the Board's recommendations on any of the above items.

        Shares Held in Street Name.    If your shares are held in "street name" by your broker, bank or other nominee, you will receive a voting instruction form with this Proxy Statement. Like shares held of record, you may vote your shares held in street name in person at the annual general meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1 and 3. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters. If your shares are held in the name of a broker, bank or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker, bank or nominee confirming your ownership as of the record date.

        Revoking Your Proxy.    Even after you have returned your proxy, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Corporate Secretary by mail to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231 or by facsimile at (214) 445-9705, (2) submitting a duly executed proxy bearing a later date to our Corporate Secretary by mail to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231 or by facsimile at (214) 445-9705, (3) using the Internet voting website or the toll-free telephone number listed on the enclosed Proxy Card to deliver a duly executed proxy bearing a later date, or (4) attending the annual general meeting and voting in person, which suspends the powers of the proxy holder.

        Quorum and Vote Required.    The presence in person or by proxy of two or more shareholders representing a majority of our issued and outstanding share capital entitled to vote shall constitute a quorum to conduct business at the annual general meeting.

        For Proposal 1, the election of directors, you may vote "FOR ALL," "WITHHOLD ALL" or "FOR ALL EXCEPT." A plurality of the votes of the shares present in person or represented by proxy at the annual general meeting and entitled to vote on the election of directors is required for the election of directors. This means that the eleven director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the annual general meeting and entitled to vote on the election of directors will be elected to our Board. Broker non-votes and votes marked "WITHHOLD ALL" will have no legal effect on the outcome of the election of directors. With respect to votes marked "FOR ALL EXCEPT," votes for director nominees that are withheld will have no legal effect on the outcome of the election of directors, while votes for all other director nominees will count toward a plurality.

        For each of Proposals 2 and 3, you may vote "FOR," "AGAINST" or "ABSTAIN." Under the Companies Act 1981 of Bermuda, as amended, our memorandum of association and our bye-laws, the affirmative vote of a majority of the votes cast at the annual general meeting at which a quorum is present is required to approve Proposals 2 and 3. Abstentions do not count as votes cast, and as such, abstentions will have no effect on the outcome of Proposals 2 and 3. Brokers will have discretionary authority to vote on Proposal 2. Brokers will not have discretionary authority to vote on Proposal 3, and broker non-votes will have no effect on the outcome of such votes.

        Cost of Solicitation.    We will pay the cost of soliciting proxies for the annual general meeting. Proxies may be solicited by the employees of Kosmos and our subsidiaries, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

        Annual Report.    Our 2012 Annual Report on Form 10-K, including consolidated financial statements as of and for the fiscal year ended December 31, 2012, and accompanying 2012 Annual Review, are being distributed to all shareholders entitled to vote at the annual general meeting, together with this Proxy Statement, in satisfaction of the requirements of the SEC, the Company's bye-laws and Bermuda law. At the annual general meeting the financial statements and the auditor's report thereon will be laid before the shareholders in accordance with Bermuda law. Additional copies of the Annual Report on Form 10-K and 2012 Annual Review are available at no charge upon request. To obtain additional copies of the Annual Report on Form 10-K and 2012 Annual Review, please contact us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or at telephone number +1 (214) 445-9600. The Annual Report on Form 10-K and 2012 Annual Review do not form any part of the materials for the solicitation of proxies. In addition, this Proxy Statement and our Annual Report on Form 10-K are available to you at no charge electronically under the SEC Filings link on the Investors' page of our website at www.kosmosenergy.com, and our 2012 Annual Review is available to you at no charge electronically on the Investors' page of our website at www.kosmosenergy.com.

        The Board is not aware of any matter to be presented for action at the annual general meeting of the Company other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matter. The shareholders of the Company have no dissenter's or appraisal rights in connection with any of the proposals described herein.

        If you have any questions about the proxy materials or the annual general meeting, please contact our Corporate Secretary at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, or by telephone at +1 (214) 445-9600.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our bye-laws provide that our Board shall consist of not less than five and not more than 15 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. The Board currently consists of eleven directors: John R. Kemp III, Brian F. Maxted, Sir Richard B. Dearlove, David I. Foley, David B. Krieger, Joseph P. Landy, Prakash A. Melwani, Adebayo ("Bayo") O. Ogunlesi, Lars H. Thunell, Chris Tong, and Christopher A. Wright. The Board currently consists of a single class of directors, each serving one-year terms.

        The Board has nominated eleven directors for election at the annual general meeting to serve until the 2014 annual general meeting of shareholders, and until their respective successors are duly elected. Our shareholders do not have cumulative voting rights and, accordingly, the holders of a plurality of the shares voted can elect all of the directors then standing for election.

        We are soliciting proxies in favor of the election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these eleven nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the annual general meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this Proxy Statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected.

        The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board.

Information About the Nominees

        The names of the nominees, their ages as of April 26, 2013, and other information about them are set forth below.

        John R. Kemp III, 68, has served as a Director since 2011 (and as a Director of our predecessor Kosmos Energy Holdings ("KEH") from 2005 until 2011) and Chairman of our Board since January 2011. Mr. Kemp has nearly 20 years of experience in the oil and gas industry's international arena. Mr. Kemp has served on the Board of Newfield Exploration Company since 2003. He is currently the Chairman of Newfield Exploration's Compensation and Management Development Committee and a member of the Nominating and Corporate Governance Committee. From 1998 to 1999 he served in the role of President of Exploration and Production for the Americas at Conoco (now ConocoPhillips), where he managed the company's upstream operations and led growth efforts in North, South and Central America. Mr. Kemp joined Conoco in 1966 as an engineer and went on to serve in various key engineering and management positions around the world throughout his career there. Mr. Kemp holds a Bachelor of Science in Petroleum and Natural Gas Engineering from Pennsylvania State University. He was named a Centennial Fellow and Alumni Fellow in 1996 and 1999, respectively, of Pennsylvania State's College of Earth and Mineral Sciences. For these reasons, we believe he is well qualified to serve on our Board.

        Brian F. Maxted, 55, is one of the founding partners of Kosmos and has been our Chief Executive Officer and a Director since January 2011. Prior to this, he served our predecessor KEH as Senior Vice President, Exploration from 2003 to 2008 and as Chief Operating Officer from 2008 to 2011. He is currently a Director of Venari Resources LLC and has also served as a Director of Broad Oak Energy from February 2008 through July 2011. Prior to co-founding Kosmos in 2003, Mr. Maxted was the

Senior Vice President of Triton where he led a series of discoveries offshore Equatorial Guinea, several of which are currently producing. Mr. Maxted holds a Master of Organic Geochemistry degree from the University of Newcastle-upon-Tyne and a Bachelor of Science degree in Geology from the University of Sheffield. For these reasons, we believe he is well qualified to serve on our Board.

        Sir Richard B. Dearlove, 68, has served as a Director since December 2012. Sir Richard is Master of Pembroke College at the University of Cambridge, U.K., a position he has held since retiring as the Head of the British Secret Intelligence Service (MI6) in 2004. During his 38-year tenure with MI6, Sir Richard served in multiple international locations, before returning to the U.K. as Director of Personnel and Administration in 1993. He also served as Director of Operations and Assistant Chief in advance of his appointment as Head of MI6 in 1999. In 1984, Sir Richard was awarded an OBE (Officer of the Most Excellent Order of the British Empire), and in 2001 he was appointed a KCMG (Knight Commander of St. Michael and St. George) for his service. Sir Richard has held several trustee and advisory positions, including serving as a Trustee of Kent School in Connecticut, Honorary Fellow of Queens' College, University of Cambridge, Member of the International Advisory Board of AIG, Senior Advisor to the Monitor Group, Chairman of Ascot Underwriting, Member of the Advisory Board of IrisGuard, Member of the Advisory Board of New Venture Partners, Chairman of Trustees of the Cambridge Union Society and Member of the Strategic Advisory Board of TimeSight Systems. He received a Master of Arts degree in History from Queen's College, Cambridge. For these reasons, we believe he is well qualified to serve on our Board.

        David I. Foley, 45, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). Mr. Foley is a Senior Managing Director in the Private Equity Group at Blackstone Group L.P. ("Blackstone") and is the Chief Executive Officer of Blackstone Energy Partners. Mr. Foley currently leads Blackstone's investment activities in the energy and natural resource sector. Since joining Blackstone in 1995, Mr. Foley has been responsible for building the Blackstone energy and natural resources practice and has played an integral role in every private equity energy deal that the firm has invested in. Before joining Blackstone, Mr. Foley worked with AEA Investors in that firm's private equity business, and prior to that served as a Consultant for the Monitor Company. Mr. Foley is currently a Director of PBF Energy Inc., Cheniere Energy Inc. and Cheniere Energy Partners, LP and several other private companies. Mr. Foley received a Bachelor of Arts and a Master of Arts in Economics from Northwestern University and received a Master of Business Administration degree with distinction from Harvard Business School. For these reasons, we believe he is well qualified to serve on our Board. Mr. Foley was nominated to the Board by Blackstone pursuant to the Shareholders Agreement (see "Board of Directors, Board Meeting and Committees—Shareholders Agreement").

        David B. Krieger, 39, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). Mr. Krieger is a Partner of Warburg Pincus & Co. ("Warburg Pincus") and a Managing Director of Warburg Pincus LLC and has been with the firm since 2000. Mr. Krieger is involved primarily with the firm's investment activities in the energy sector. Mr. Krieger is currently a Director of MEG Energy Corp., Ceres, Inc. and several private companies. From 2004 to 2009, Mr. Krieger was a Director of ElectroMagnetic GeoServices ASA. Mr. Krieger also serves as a Trustee of the Kaufman Center for the Performing Arts. He received a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania, a Master of Science from the Georgia Institute of Technology and a Master of Business Administration degree from Harvard Business School. For these reasons, we believe he is well qualified to serve on our Board. Mr. Krieger was nominated to the Board by Warburg Pincus pursuant to the Shareholders Agreement (see "Board of Directors, Board Meeting and Committees—Shareholders Agreement").

        Joseph P. Landy, 51, has served as a Director since May 2012. Mr. Landy is Co-President of Warburg Pincus and has been with the firm since 1985. Mr. Landy is jointly responsible for the management of the firm, including the formulation of strategy, oversight of investment policy and decisions, leadership of the firm's executive management committee and the coordination of limited partner communications. Mr. Landy currently serves as a Director of Bausch & Lomb and AmRest Holdings SE. He also serves on the Board of Directors of the National Park Foundation and is on the National Executive Board of the Boy Scouts of America and is Chair of its corporate sponsorship committee. Mr. Landy holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from The Leonard N. Stern School of Business at New York University. For these reasons, we believe he is well qualified to serve on our Board. Mr. Landy was nominated to the Board by Warburg Pincus pursuant to the Shareholders Agreement (see "Board of Directors, Board Meeting and Committees—Shareholders Agreement").

        Prakash A. Melwani, 54, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). Mr. Melwani is a Senior Managing Director at Blackstone and is Chief Investment Officer of the Private Equity Group at Blackstone and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone's investments in the Company and in Ariel Re, Foundation Coal Holdings, Inc., Performance Food Group Company, Pinnacle Foods Group Inc., RGIS Inventory Specialists, and Texas Genco Holdings, Inc. Prior to joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Previous to that, he was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. From 2005 to 2011, Mr. Melwani was President and Director of The India Fund, Inc. and The Asia Tigers Fund, Inc. Mr. Melwani is currently a Director of Acushnet Company, Performance Food Group, Pinnacle Foods, RGIS Inventory Specialists and Blackstone strategic partner, Patria. Mr. Melwani graduated with a First Class Honors degree in Economics from Cambridge University. He received a Master of Business Administration with High Distinction from Harvard Business School and graduated as a Baker Scholar and a Loeb Rhoades Fellow. For these reasons, we believe he is well qualified to serve on our Board. Mr. Melwani was nominated to the Board by Blackstone pursuant to the Shareholders Agreement (see "Board of Directors, Board Meeting and Committees—Shareholders Agreement").

        Adebayo ("Bayo") O. Ogunlesi, 59, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). Since 2006, Mr. Ogunlesi has been Chairman and Managing Partner of Global Infrastructure Partners ("GIP"), a private equity firm that invests in infrastructure assets in the energy, transport and water sectors, in both OECD and select emerging market countries. Mr. Ogunlesi previously served as Executive Vice Chairman and Chief Client Officer of Credit Suisse's Investment Banking Division with senior responsibility for Credit Suisse's corporate and sovereign investment banking clients. From 2002 to 2004, he was Head of Credit Suisse's Global Investment Banking Department. Mr. Ogunlesi is a Director of Callaway Golf Company and the Goldman Sachs Group, Inc. and is a Non-Executive Chairman of the Africa Finance Corporation. Mr. Ogunlesi holds a Bachelor of Arts in Politics, Philosophy and Economics with First Class Honors from Oxford University, a Juris Doctor (magna cum laude) from Harvard Law School and a Master of Business Administration from Harvard Business School. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. For these reasons, we believe he is well qualified to serve on our Board.

        Lars H. Thunell, 64, has served as a Director since December 2012. Mr. Thunell retired in June 2012 as Executive Vice President and Chief Executive Officer of the International Finance Corporation ("IFC"), part of the World Bank Group, following a distinguished career of more than 30 years in both the financial sector and industry. During his career, Mr. Thunell has held top leadership positions with several prominent Swedish financial and international businesses. Prior to joining the IFC in 2006, he was Chief Executive Officer of SEB, Sweden's top corporate bank. He has also served as Executive Vice President and Deputy Chief Executive Officer of Nordbanken and Executive Vice President of ABB Ltd. Mr. Thunell is a Director of Standard Chartered as well as Non-Executive Vice Chairman of Sithe Global. Mr. Thunell is also a Senior Advisor to the Board of Directors of Ace Ltd. and Center for Strategic and International Studies. He received a Ph.D. from the University of Stockholm and was a research fellow at the Harvard University Center for International Affairs. For these reasons, we believe he is well qualified to serve on our Board.

        Chris Tong, 56, has served as a Director since February 2011. Mr. Tong currently serves as a Director and Chairman of the Audit Committee of Targa Resources Corp. From 2009 to 2012, Mr. Tong also served on the Board of Directors of Cloud Peak Energy Inc. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer of Magnum Hunter Resources, Inc. from August 1997 to December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas Gas Corporation. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong holds a Bachelor of Arts in Economics from the University of Louisiana Lafayette (formerly the University of Southwestern Louisiana). For these reasons, we believe he is well qualified to serve on our Board.

        Christopher A. Wright, 65, has served as a Director since 2011 (and as a Director of our predecessor KEH since 2004). From November 2005 to January 2011, Dr. Wright was the Executive Chairman of Fairfield Energy Limited before being appointed Chief Executive Officer in January 2011. From July 2004 to June 2010, he was a Director of ElectroMagnetic GeoServices ASA. From 2001 to 2004, Dr. Wright was Senior Vice President, Global Exploration and Technology, for Unocal based in Houston. From 1997 to 1999, he was first Director, New Business and then Chief Operating Officer for Lasmo plc in London. From 1996 to 1997, Dr. Wright led the Asia-Pacific and Middle East new business development efforts for the Mobil Oil Corporation, based out of Dallas and London. The major part of his career was with British Petroleum plc, where he spent over 20 years in various technical and managerial roles of increasing seniority in locations both in the United States and the United Kingdom. His final position with the company was Chief Executive, Frontier and International, which he held from 1991 to 1995. Dr. Wright holds both a Bachelor of Science and a Doctor of Philosophy in Geology from Bristol University, and has also completed the Advanced Management Program at Harvard University. For these reasons, we believe he is well qualified to serve on our Board.

Vote Required

        Directors will be elected by a plurality of the votes of the common shares of the Company present in person or represented by proxy at the annual general meeting and entitled to vote. A properly executed proxy marked "WITHHOLD ALL" or "FOR ALL EXCEPT" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Recommendation

        The Board recommends that shareholders vote "FOR ALL" the nominees for director. If not otherwise specified, proxies will be voted "FOR ALL" the nominees for director.

 PROPOSAL 2—APPOINTMENT OF INDEPENDENT AUDITORS

        Ernst & Young LLP has served as our independent registered public accounting firm since 2011 and of our predecessor, KEH, since 2003, and has provided to us certain audit-related services and tax services during that time.

        Under Section 89 of the Companies Act 1981, as amended, of Bermuda, the shareholders have the authority to appoint the Company's independent registered public accounting firm and to authorize the Audit Committee of the Board of the Company (the "Audit Committee") to determine their remuneration. The Audit Committee has recommended reappointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board is asking shareholders to approve such appointment and the authority of the Audit Committee to determine their remuneration. If an auditor is not appointed by shareholders at the annual general meeting, Ernst & Young LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Bermuda law and the Company's bye-laws. The affirmative vote of the holders of a majority of the votes cast at the annual general meeting, at which a quorum is present, is required to approve the appointment and the authorization of the Audit Committee to set their remuneration.

        Representatives of Ernst & Young LLP will not be present at the annual general meeting.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Fees Paid to Independent Auditors

        The following table presents aggregate fees billed to us for the years ended December 31, 2012 and 2011, for professional services rendered by Ernst & Young LLP, our principal accountant for the audit of our annual financial statements and review of our interim financial statements, as well as certain accounting consultations.

	2012	2011
Audit fees	$1,141,088	$2,041,361
Audit-related fees	40,089	57,848
Tax fees	536,141	348,975
All other fees	2,695	3,594

Total fees	$1,720,013	$2,451,778

        Audit Fees.    Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements, as well as certain accounting consultations. For 2011, audit fees included approximately $859,393 related to our initial public offering ("IPO").

        Audit-Related Fees.    Audit-related fees consisted of costs incurred from consultation about generally accepted accounting principles.

        Tax Fees.    Tax fees consisted of costs incurred related to tax compliance services and consultations on various tax issues.

        All Other Fees.    For 2011 and 2012, all other fees consisted of costs incurred related to access to Ernst & Young LLP's online research services.

 Pre-Approval Policies and Procedures

        Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter, subject to shareholder approval if necessary under Bermuda law. The Audit Committee's charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The Audit Committee pre-approves all services performed by Ernst & Young LLP and discloses such fees above. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

        The affirmative vote of a majority of the votes cast at the annual general meeting, at which a quorum is present, is required for the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 and to authorize the Audit Committee to determine their remuneration. Abstentions shall not be treated as votes cast.

Recommendation

        The Board recommends a vote "FOR" the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2013 and to authorize the Audit Committee to determine their remuneration. If not otherwise specified, proxies will be voted "FOR" Proposal 2.

 PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        At our 2012 annual general meeting of shareholders, a majority of our shareholders voted, on a nonbinding, advisory basis, to hold a nonbinding, advisory vote on named executive officer compensation every year. Consistent with this recommendation by our shareholders, the Company intends to submit an annual nonbinding, advisory vote on the compensation of the Company's named executive officers until the next vote on the frequency of the shareholder nonbinding, advisory vote on named executive officer compensation. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are providing our shareholders with the opportunity to cast a nonbinding, advisory vote on the 2012 compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

        As described in detail below in this Proxy Statement under "Compensation Discussion and Analysis," we seek to pay our named executive officers for performance, to closely align the interests of our named executive officers with the interests of our shareholders and to attract, retain and motivate top talent. Please refer to the Compensation Discussion and Analysis, the compensation tables and the other narrative compensation-related disclosures of this Proxy Statement for a detailed discussion of our executive compensation principles and practices and the 2012 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather our overall executive compensation principles and practices and the 2012 compensation of our named executive officers.

        To help ensure that all shareholder views are well understood by the Board, we also encourage shareholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices (see "Board of Directors, Board Meetings and Committees—Communications with the Board" below).

Vote Required

        The affirmative vote of a majority of the votes cast at the annual general meeting, at which a quorum is present, is required to approve Proposal 3. Abstentions shall not be treated as votes cast.

        Shareholders are being asked to vote on the following resolution:

          "RESOLVED, that the Company's shareholders approve, on a nonbinding, advisory basis, the compensation of the Company's executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative)."

        Although the vote on this proposal is advisory and, therefore, is not binding, the Compensation Committee of the Board (the "Compensation Committee") will carefully consider the shareholder vote on this matter, including whether any actions will be necessary to address the concerns, if any, of our shareholders.

Recommendation

        The Board recommends a vote "FOR" the approval of the compensation of our named executive officers as disclosed in this Proxy Statement. If not otherwise specified, proxies will be voted "FOR" Proposal 3.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Composition

        As of the date of this Proxy Statement, our Board has eleven directors and five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Health, Safety, Environmental and Security Committee (formerly known as the Health, Safety and Environmental Committee) and the Strategy and Business Implementation Committee. Our bye-laws provide that the Board shall consist of not less than five directors and not more than 15 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. No decrease in the number of directors may shorten the term of any incumbent director.

        The Board currently consists of a single class of directors, each serving one-year terms. Once our controlling shareholders (as defined below in "—Committees of the Board of Directors"), in the aggregate, no longer beneficially own more than 50% of the issued and outstanding common shares, the Board will be divided into three classes of directors designated as Class I, Class II and Class III, with each class as nearly equal in number as possible, serving staggered three-year terms.

Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        Our Board currently separates the roles of Chairman of the Board and Chief Executive Officer. The Board believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer. The Board believes that, although these functions may be fulfilled by a single individual, separation of the positions currently serves to enhance the Board's oversight of, and independence from, management. Our Board does not have a written policy regarding the separation of the positions of Chairman and Chief Executive Officer, and may modify this structure in the future to best address circumstances as appropriate.

        The Board does not currently have a standing presiding director, though it may designate a director as the presiding director to lead the meetings of the independent directors, if it deems appropriate, in accordance with the principles set out in our Corporate Governance Guidelines.

Director Independence

        We have availed ourselves of the "controlled company" exception under the NYSE rules, which exempts us from the requirements that an NYSE-listed company must have a majority of independent directors on its Board and that its Compensation and Nominating and Corporate Governance Committees be composed entirely of independent directors.

        In any event, the Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the Board has determined that Messrs. Wright, Ogunlesi, Thunell and Tong and Sir Richard are "independent directors" as defined by the NYSE rules and Rule 10A-3 of Exchange Act. There are no family relationships among any of our executive officers, directors or nominees for director.

        Our controlling shareholders currently own a number of our common shares sufficient to elect all of the members of the Board without the approval of any other shareholder.

 Board's Role in Risk Oversight

        Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks associated with each.

        Under its charter, the Audit Committee reviews and discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting, tax and legal matters as well as liquidity risks and guidelines, policies and procedures for monitoring and mitigating risks.

        Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year in relation to specific proposed actions. The Board's other standing Committees—Compensation, Nominating and Corporate Governance, Heath, Safety, Environmental and Security and Strategy and Business Implementation—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. See "Executive Compensation—Compensation Risk Assessment" below. The Board is kept abreast of its Committees' risk oversight and other activities through reports of the Committee chairmen to the full Board.

        Specifically relating to enterprise risk management during 2012 and 2013, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks. The Audit Committee met with management and the Company's enterprise risk management consultant regarding this process.

Meetings of the Board of Directors and Committees

        The Board held seven meetings during fiscal 2012 and took action by unanimous written consent on five occasions. During fiscal 2012, no director attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he was a director and of the total number of meetings held by all of the Committees of the Board on which he served. During 2012, we had four standing Committees of the Board—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Heath, Safety and Environmental Committee (now known as the Health, Safety, Environmental and Security Committee). In addition, in February 2013, we formed one other Committee of the Board—the Strategy and Business Implementation Committee. We expect, but do not require, our directors to attend our annual general meetings of shareholders.

        The following table shows the membership of, and number of meetings held by, the Board and each Committee during the fiscal year ended December 31, 2012:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety Environmental, and Security Committee(5)	Board of Directors
John R. Kemp III(1)		X	X		Chair
Sir Richard B. Dearlove					X
David I. Foley					X
Jeffrey A. Harris(2)		X	X		X
David B. Krieger(3)	X				X
Joseph P. Landy		X	X		X
Brian F. Maxted				X	X
Prakash A. Melwani		Chair	X		X
Adebayo ("Bayo") O. Ogunlesi	X	X	Chair		X
Lars H. Thunell					X
Chris Tong	Chair			X	X
Christopher A. Wright(4)	X			Chair	X
Number of Meetings in 2012	5	4	2	4	7
Action by Written Consent in 2012	0	2	2	0	5

(1)
Mr. Kemp served as a member of the Compensation Committee until May 11, 2012. Mr. Ogunlesi was appointed as a member of the Compensation Committee to replace Mr. Kemp effective as of May 11, 2012.

(2)
Mr. Harris decided not to stand for re-election to the Board at the 2012 annual general meeting of shareholders. He was replaced as a member of the Board and of the Compensation and Nominating and Corporate Governance Committees by Mr. Landy.

(3)
Mr. Krieger served as a member of the Audit Committee until April 3, 2012. Mr. Wright was appointed as a member of the Audit Committee to replace Mr. Krieger effective as of that date.

(4)
Mr. Wright served as a member of the Audit Committee effective until February 28, 2013. Sir Richard and Mr. Thunell (who were appointed to the Board on December 6, 2012 and December 4, 2012, respectively) were appointed as members of the Audit Committee effective as of February 28, 2013.

(5)
Mr. Thunell was appointed as a member of the Health, Safety, Environmental and Security Committee effective as of February 28, 2013.

Committees of the Board of Directors

        We are a "controlled company," as that term is set forth in Section 303A of the NYSE Listed Company Manual, because more than 50% of our voting power is held by funds affiliated with Warburg Pincus and The Blackstone Group (together with their respective affiliates, our "controlling shareholders"), acting as a group. Under the NYSE rules, a "controlled company" may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of the Board consist of independent directors, (2) the requirement that the Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the Committee's purpose and responsibilities, (3) the requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the Committee's purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees.

We have elected to be treated as a "controlled company" and thus avail ourselves of these exemptions. As a result, although we have adopted charters for our Audit, Nominating and Corporate Governance, and Compensation Committees and intend to conduct annual performance evaluations of these Committees, our Board does not consist of a majority of independent directors, nor do our Nominating and Corporate Governance and Compensation Committees consist entirely of independent directors. Accordingly, so long as we are a "controlled company," you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.

        Our Board has an Audit Committee, Compensation Committee, Nominating and Governance Committee, Heath, Safety, Environmental and Security Committee and Strategy and Business Implementation Committee, and may have such other committees as the Board shall determine from time to time. Each of the standing Committees of the Board has the composition and responsibilities described below.

        Audit Committee.    Our Audit Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our Audit Committee are Messrs. Ogunlesi, Tong and Thunell and Sir Richard, each of whom our Board has determined is financially literate. Mr. Tong is the Chairman of this Committee. Our Board has determined that Mr. Tong is an "audit committee financial expert" as described in Item 407(d)(5) of Regulation S-K, and that Messrs. Ogunlesi, Tong and Thunell and Sir Richard are "independent directors" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Our Audit Committee is authorized to:

  •
  recommend, through the Board, to the shareholders on the appointment and termination (subject to Bermuda law) of our independent auditors;

  •
  review the proposed scope and results of the audit;

  •
  review and pre-approve the independent auditors' audit and non-audit services rendered;

  •
  approve the audit fees to be paid (subject to authorization by our shareholders to do so);

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us regarding accounting matters;

  •
  oversee internal audit functions;

  •
  oversee the resource and reserve process, including the external reporting of resource and reserve information; and

  •
  prepare the report of the Audit Committee that SEC rules require to be included in this Proxy Statement.

        The Audit Committee's responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011 (as amended on April 3, 2012) and is reviewed annually. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. During fiscal 2012, the Audit Committee held five meetings and did not take any action by unanimous written consent. The Audit Committee was formed in connection with our IPO.

        Compensation Committee.    The current members of our Compensation Committee are Messrs. Landy, Melwani and Ogunlesi. Mr. Melwani is the Chairman of this Committee. Mr. Kemp served on the Compensation Committee through May 11, 2012.

        The Compensation Committee is authorized to, among other things:

  •
  review and approve the compensation arrangements for our executive officers, including the compensation for our Chief Executive Officer;

  •
  review and approve compensation for our directors;

  •
  periodically review, in consultation with our Chief Executive Officer, our management succession planning;

  •
  review and evaluate our executive compensation and benefits policies generally, including review and recommendation of any incentive compensation and equity-based plans;

  •
  prepare the report of the Compensation Committee that SEC rules require to be included in the Proxy Statement or Annual Report on Form 10-K, review and discuss the Company's Compensation Discussion and Analysis with management and provide a recommendation to the Company's Board regarding the inclusion of the Compensation Discussion and Analysis in the Proxy Statement or Form 10-K;

  •
  retain and terminate any advisors, including any compensation consultants, and approve any such advisors' fees and other retention terms; and

  •
  delegate its authority to subcommittees or the Chairman of the Committee when it deems it appropriate and in the best interests of the Company.

        The Compensation Committee's responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011 and is reviewed periodically. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. During fiscal 2012, the Compensation Committee held four meetings and took action by unanimous written consent on two occasions. The Compensation Committee was formed in connection with our IPO.

        Nominating and Corporate Governance Committee.    The members of our Nominating and Corporate Governance Committee are Messrs. Kemp, Landy, Melwani and Ogunlesi. Mr. Ogunlesi is the Chairman of this Committee. Our Nominating and Corporate Governance Committee is authorized to:

  •
  identify and nominate members for election to the Board;

  •
  develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

  •
  oversee the evaluation of the Board and management.

        The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011, and is reviewed annually. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. During fiscal 2012, the Nominating and Corporate Governance Committee held two meetings and took action by unanimous written consent on two occasions. The Nominating and Corporate Governance Committee was formed in connection with our IPO.

        Health, Safety, Environmental and Security Committee.    The members of our Health, Safety, Environmental and Security Committee are Messrs. Maxted, Thunell, Tong and Wright. Mr. Wright is the Chairman of this Committee. The principal responsibilities of this Committee are to:

  •
  monitor the establishment of goals and targets for health, safety and environmental performance;

  •
  monitor medium- and long-term performance versus targets and objectives and work with management to review health, safety and environmental standards, policies and procedures and make improvements accordingly;

  •
  review emergency and incident response plans; and

  •
  monitor the identification, management and mitigation of major health, safety and environmental risks.

        The Health, Safety, Environmental and Security Committee's responsibilities are set forth in its charter, which was approved by the Board on May 11, 2012 and is reviewed periodically. The charter is available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. During fiscal 2012, the Committee held four meetings and did not take any action by unanimous written consent. The Committee was formed in March 2011.

        Strategy and Business Implementation Committee.    The members of our Strategy and Business Implementation Committee are Messrs. Wright, Tong, Foley and Krieger. Mr. Wright is the Chairman of this Committee. The principal responsibilities of this Committee are to:

  •
  review with management potential strategic transactions and the development and implementation of strategic business plans, including the risk exposure to the Company associated with such strategic business plans and transactions;

  •
  advise the Board on potential strategic business plans and transactions, including the risk exposure to the Company associated with such strategic business plans and transactions, and assure that the Board is regularly informed about the same; and

  •
  periodically review and evaluate the execution, financial results and integration of completed transactions and business processes to determine whether they met the Company's business objectives and strategic plans.

        The Strategy and Business Implementation Committee does not act pursuant to a formal charter. The Committee was formed in February 2013 and, therefore, did not hold any meetings and did not take any action by unanimous written consent in 2012.

Nomination of Directors

        The nominees for election to the Board at the annual general meeting were formally nominated by the Nominating and Corporate Governance Committee and such nominations were approved by the full Board. Although the Board will consider nominees recommended by shareholders, the Board has not established any specific procedures for shareholders to follow to recommend potential director nominees for consideration. At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any specific written procedures for identifying and evaluating potential director nominees or any minimum qualifications or skills for directors, although we generally consider a nominee's diversity, experience, industry knowledge and background. The Board does not deem it necessary to adopt specific written procedures because we are a "controlled company" under NYSE rules. As discussed below under "Shareholders Agreement," certain directors are nominated based on contractual obligations in our shareholders agreement with affiliates of our controlling shareholders.

Compensation Committee Interlocks and Insider Participation

        The current members of our Compensation Committee are Messrs. Landy, Melwani and Ogunlesi. Mr. Melwani is the Chairman of the Committee. Mr. Kemp served as a member of the Compensation Committee until May 11, 2012. No member of the Compensation Committee has been at any time an employee or an officer of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. Messrs. Landy and Melwani have directed that the fees they are entitled to receive as compensation for serving on our Board be paid to our controlling shareholders. See "Certain Relationships and Related Transactions" and "Director Compensation—2012 Director Compensation" below. Effective October 1, 2011, as amended effective as of January 1, 2012 and January 1, 2013, we entered into a consulting agreement with Mr. Kemp pursuant to which he receives compensation for consulting services to the Company that we may reasonably request from time to time. See "Certain Relationships and Related Transactions" and "Director Compensation—2012 Director Compensation—Consulting Agreement with Mr. Kemp" below.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this Code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary. The Code of Business Conduct and Ethics is also available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.kosmosenergy.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Corporate Governance Guidelines. Requests should be directed to us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Dallas, Texas 75231, Attention: Corporate Secretary. The Corporate Governance Guidelines are also available under the Corporate Governance link on the Investors' page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the Corporate Governance Guidelines on our website at www.kosmosenergy.com.

Shareholders Agreement

        We have entered into a shareholders agreement with affiliates of our controlling shareholders pursuant to which our controlling shareholders, collectively, have the right to currently designate six members of our Board. Each controlling shareholder has the right to designate: (i) three directors (or

25% of the Board, rounded to the nearest whole number) if it owns 20% or more of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders and 50% or more of the common shares owned by such controlling shareholder immediately prior to the consummation of the IPO and (ii) one director (or 12.5% of the Board, rounded to the nearest whole number) if it owns 7.5% or more of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders. Under the shareholders agreement, subject to the corporate governance requirements of the NYSE, and for as long as our controlling shareholders constitute a group that beneficially owns more than 50% of the Company's voting power, our controlling shareholders will have the right to designate 50% of the members of the Nominating and Corporate Governance Committee and a majority of the members of the Compensation Committee. After our controlling shareholders no longer constitute a group beneficially owning more than 50% of the Company's voting power, each controlling shareholder entitled to designate a director will have the right to nominate one of its director designees to each Committee of the Board (other than the Audit Committee). A controlling shareholder will cease to have the right to designate committee members in the event that the controlling shareholder holds less than 7.5% of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders.

Communications with the Board

        Shareholders and other interested parties may communicate directly with our Board by sending a written communication in an envelope addressed to: Board of Directors, c/o our Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Board.

        Shareholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors (Independent Members), c/o our Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the independent directors.

        Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. To submit a complaint, you may send a written communication in an envelope addressed to: Audit Committee, c/o our Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. Any such complaints received or submitted will be promptly forwarded by the Corporate Secretary to Chris Tong, an independent director and Chairman of the Audit Committee, to take such action as may be appropriate.

        Shareholders and other interested parties may communicate directly with our Chairman of the Board by sending a written communication in an envelope addressed to: Chairman of the Board of Directors, c/o our Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Chairman of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following is a description of the transactions we have engaged in since January 1, 2012 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

        Effective October 1, 2011, as amended effective as of January 1, 2012 and January 1, 2013, we entered into a consulting agreement with Mr. Kemp pursuant to which he receives compensation for consulting services to the Company that we may reasonably request from time to time. See "Director Compensation—2012 Director Compensation—Consulting Agreement with Mr. Kemp" below.

        An affiliate of The Blackstone Group, one of our controlling stockholders, acted as an underwriter in a secondary offering of our common shares by our controlling stockholders and certain members of our management, which closed in February 2013. The Blackstone Group, through its affiliate who acted as an underwriter, Blackstone Advisory Partners L.P., received underwriting discounts and commissions totaling approximately $426,938 in connection with the offering. While the Company was a party to the underwriting agreement governing this offering and facilitated the registration of the common shares sold in the offering pursuant to its obligations under the registration rights agreement entered prior to the Company's IPO, as the Company did not sell any common shares in the offering such underwriting discounts and commissions were not paid by the Company to Blackstone Advisory Partners L.P., but rather by the selling shareholders participating in the offering.

        We believe that the above transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

        Messrs. Foley, Krieger, Landy and Melwani have directed that the fees they are entitled to receive as compensation for serving on our Board be paid to our controlling shareholders. See "Board of Directors, Board Meetings and Committees—Compensation Committee Interlocks and Insider Participation" above and "Director Compensation—2012 Director Compensation" below.

Procedures for Review of Transactions with Related Persons

        We have adopted a set of written related party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related party transactions, including any loans between us, our controlling shareholders and our affiliates, but excluding compensation arrangements, require approval by our Nominating and Corporate Governance Committee, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party's direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our shareholders' best interests. There have been no related party transactions since the adoption of related party transaction policies where such policies were not followed.

 STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 2012.

        To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners have been complied with for the fiscal year ended December 31, 2012.

Security Ownership of Management and Certain Beneficial Owners

        The following table sets forth certain information with respect to the beneficial ownership of our common shares, on a fully-diluted basis, as of April 1, 2013 for:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  each of our director nominees;

  •
  all of our executive officers and directors as a group; and

  •
  each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of ownership is based on 389,324,051 common shares issued and outstanding on April 1, 2013.

        Except as indicated in the footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all common shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas, 75231.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
John R. Kemp III(1)	770,140	*
Richard B. Dearlove(2)	11,650	*
David I. Foley(3)	—	—
David Krieger(4)	—	—
Joseph P. Landy(4)	—	—
Prakash A. Melwani(3)	—	—
Adebayo O. Ogunlesi	1,369,216	*
Lars H. Thunell(5)	11,650	*
Chris Tong(6)	50,353	*
Christopher A. Wright	667,407	*
Brian F. Maxted(7)	12,664,730	3.25%
W. Greg Dunlevy(8)	8,397,384	2.16%
Tyner M. Gaston(9)	58,783	*
Darrell L. McKenna(10)	270,469	*
Paul Nobel(11)	—	—
All directors and executive officers as a group (20 individuals)	34,769,151	8.93%
Five Percent Shareholders
Warburg Pincus Funds(4)	139,301,876	35.78%
Blackstone Funds(3)	113,974,241	29.27%

*
Less than one percent.

(1)
Includes (i) 17,964 restricted shares held by Mr. Kemp, (ii) 278,250 common shares, 26,579 common shares, 26,579 common shares, 26,579 common shares, 26,579 common shares and 278,250 common shares held by John R. Kemp, III, Trustee of the John R. Kemp, III 2011 Grantor Retained Annuity Trust; John R. Kemp, IV, Trustee of the John R. Kemp, IV 2011 Trust No. 1; John R. Kemp, IV, Trustee of the John R. Kemp, IV 2011 Trust No. 2; Rhonda N. Kemp, Trustee of the Rhonda N. Kemp 2011 Trust No. 1; Rhonda N. Kemp, Trustee of the Rhonda N. Kemp 2011 Trust No. 2; and Rosalind I. Kemp, Trustee of the Rosalind I. Kemp 2011 Grantor Retained Annuity Trust, respectively, each an entity of which Mr. Kemp is a beneficial owner, and (iii) 1,800 common shares held by Mr. Kemp's wife.

(2)
Represents 11,650 restricted shares held by Sir Richard.

(3)
The Blackstone Funds (as hereinafter defined) are comprised of the following entities: Blackstone Capital Partners (Cayman) IV L.P. ("BCP IV"), Blackstone Capital Partners (Cayman) IV-A L.P. ("BCP IV-A"), Blackstone Family Investment Partnership (Cayman) IV-A L.P. ("Family"), Blackstone Participation Partnership (Cayman) IV L.P. ("Participation") and Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P. ("Family SMD", and together with BCP IV, BCP IV-A, Family and Participation, the "Blackstone Funds"). The Blackstone Funds beneficially own (i) 106,761,446 shares, which are held by BCP IV, (ii) 1,741,071 shares, which are held by BCP IV-A, (iii) 2,816,074 shares, which are held by Family, (iv) 317,477 shares, which are held by Participation and (v) 2,338,173 shares, which are held by Family SMD. Blackstone Management Associates (Cayman) IV L.P. ("BMA") is a general partner of each of BCP IV and BCP IV-A. Blackstone LR Associates (Cayman) IV Ltd. ("BLRA") and BCP IV GP L.L.C. are general partners of each of BMA, Family and Participation. Blackstone Holdings III L.P. is the sole member of BCP IV GP L.L.C. and a shareholder of BLRA. Blackstone Holdings III L.P. is indirectly controlled by The Blackstone Group L.P. and is owned, directly or indirectly, by Blackstone professionals and The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn, wholly owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, Mr. Schwarzman is a director and controlling person of BLRA. Family SMD is controlled by its general partner, Blackstone Family GP L.L.C., which is in turn wholly owned by Blackstone's senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. Mr. Foley and Mr. Melwani are Senior Managing Directors of Blackstone Group Management L.L.C. and neither is deemed to beneficially own the shares beneficially owned by the Blackstone Funds. The address of each of the Blackstone Funds, BMA and BLRA is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and the address for Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

(4)
The Warburg Pincus Funds are comprised of the following entities: Warburg Pincus International Partners, L.P., a Delaware limited partnership, and two affiliated partnerships ("WPIP") who collectively hold 69,650,944 shares, and Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, and two affiliated partnerships ("WP VIII") who collectively hold 69,650,932 shares. Warburg Pincus Partners LLC, a New York limited liability company ("WP Partners") is the general partner of WPIP and WP VIII. Warburg Pincus & Co., a New York general partnership ("WP") is the managing member of WP Partners. WPIP and WP VIII are managed by Warburg Pincus ("WP LLC"). Mr. Landy and Mr. Krieger are Directors of Kosmos. Mr. Landy is a Managing General Partner of WP and a Managing Member and Co-President of WP LLC. Mr. Krieger is a Partner of WP and a Managing Director and Member of WP LLC. All shares indicated as owned by Messrs. Landy and Krieger are included because of their affiliation with the Warburg Pincus Funds. Charles R. Kaye is also a Managing General Partner of WP and a Managing Member and Co-President of WP LLC and, together with Mr. Landy, may be deemed to control the Warburg Pincus Funds. Messrs. Kaye, Landy and Krieger disclaim beneficial ownership of all shares held by the Warburg Pincus Funds. The address of the Warburg Pincus Funds is 450 Lexington Avenue, New York, New York 10017.

(5)
Represents 11,650 restricted shares held by Mr. Thunell.

(6)
Includes 4,500 restricted shares held by Mr. Tong. Excludes restricted share units held by Mr. Tong.

(7)
Includes (i) 2,588,235 restricted shares held by Mr. Maxted and (ii) 6,729,864 common shares held by Maxted Family Investments, Ltd., an entity of which Mr. Maxted is a beneficial owner.

(8)
Includes (i) 1,552,941 restricted shares held by Mr. Dunlevy, (ii) 1,665,579 common shares held by 2008 Carnegie, Ltd., an entity of which Mr. Dunlevy is a beneficial owner, and (iii) 1,000,000 common shares pledged by Mr. Dunlevy to a lender as collateral for a term loan provided by such lender to Mr. Dunlevy.

(9)
Includes 54,140 restricted shares held by Mr. Gaston. Excludes restricted share units held by Mr. Gaston.

(10)
Includes 252,925 restricted shares held by Mr. McKenna. Excludes restricted share units held by Mr. McKenna.

(11)
Excludes restricted share units held by Mr. Nobel.

EXECUTIVE OFFICERS

        The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
Brian F. Maxted	55	Director and Chief Executive Officer
W. Greg Dunlevy	57	Executive Vice President and Chief Financial Officer
Paul Dailly	50	Senior Vice President and Chief Geoscientist
Jason E. Doughty	48	Senior Vice President, General Counsel
Marvin M. Garrett	57	Senior Vice President, Operations and Development
Tyner M. Gaston	59	Senior Vice President, Global Human Resources
Eric J. Haas	49	Senior Vice President, Production and Technical Services
William S. Hayes	58	Senior Vice President, Legal and External Affairs
Darrell L. McKenna	55	Chief Operating Officer
Paul M. Nobel	45	Senior Vice President and Chief Accounting Officer

        Brian F. Maxted has been our Chief Executive Officer since January 2011. For Mr. Maxted's biographical information, please see "Proposal 1—Election of Directors—Directors" above.

        W. Greg Dunlevy is one of the founding partners of Kosmos and has served as our or KEH's Executive Vice President and Chief Financial Officer since 2003. Prior to co-founding Kosmos in late 2003, Mr. Dunlevy was the Chief Executive Officer of Moncrief Oil International Inc. from 2002 to 2003 and was also previously the Senior Vice President, Chief Financial Officer and treasurer of Triton Energy Limited. Mr. Dunlevy has extensive experience and expertise in oil and gas finance, planning, treasury and banking and has worked with major and mid-cap U.S. independents for more than 25 years. Mr. Dunlevy holds a Bachelor of Science from the College of William and Mary and a Masters of Business Administration from Harvard Business School.

        Paul Dailly is one of the founding partners of Kosmos and has served as our Senior Vice President and Chief Geoscientist since 2012 and as our or KEH's Senior Vice President, Exploration from 2003 to 2012. Before joining Kosmos in 2003, Mr. Dailly had 15 years of experience as an exploration geologist. Mr. Dailly worked for British Petroleum plc from 1989 to 1994 and Triton Energy Limited from 1994 to 2001. While at Triton, Mr. Dailly was the geologist and technical team leader responsible for exploration and appraisal of that company's eight oil field discoveries offshore Equatorial Guinea. Mr. Dailly holds a Bachelor of Science (Honors) from Edinburgh University and a Doctor of Philosophy in Geology from the University of Oxford.

        Jason E. Doughty has served as our Senior Vice President, General Counsel since October 2012 and as our General Counsel since September 2011. Mr. Doughty spent more than 11 years with ConocoPhillips in various leadership roles, including serving as Deputy General Counsel, Americas Exploration and Production. During his tenure with ConocoPhillips, he was responsible for the company's commercial litigation and international arbitration efforts, the Lower 48 and Latin America E&P legal group and the Indonesia legal group. Previously, Mr. Doughty was an attorney with ExxonMobil in Houston and a commercial litigation attorney in private practice in Santa Fe, New Mexico. He earned a Juris Doctor from the University of Houston Law Center, a Master's Degree in Business Administration from the University of Texas at Austin and a Bachelor of Science in Finance from Louisiana Tech University. He is a member of the State Bar of Texas.

        Marvin M. Garrett has served as our Senior Vice President, Operations and Development since 2012 and as our or KEH's Senior Vice President, Production and Operations between 2010 and 2012, prior to which he served as KEH's Senior Vice President of Operations and Development from January 2006. Before joining Kosmos in January 2006, Mr. Garrett was the Vice President of Operations for Triton where he led the development of the deepwater Ceiba oil field discovery offshore Equatorial Guinea and managed that company's drilling program in Argentina, China, Ecuador, Greece, Guatemala and Italy. Mr. Garrett has nearly three decades of experience managing oil and gas drilling, production and development activities worldwide. Mr. Garrett holds a Bachelor of Science degree in Petroleum Engineering from the University of Louisiana—Lafayette.

        Tyner M. Gaston has been our Senior Vice President, Global Human Resources since joining Kosmos in March 2012. Before joining Kosmos, Mr. Gaston served as Senior Vice President and Chief Operations Officer, Human Resources for the outsourcing division at Xerox Corporation, with responsibility for Human Resources operations in 39 countries. Prior to that, Mr. Gaston served as Vice President, Human Resources, and Vice President, Corporate Quality Improvement, for Haggar Clothing Company. Mr. Gaston holds a Bachelor of Science in Business Administration from Virginia Commonwealth University.

        Eric J. Haas has served as our Senior Vice President, Production and Technical Services, since January 2013, having joined Kosmos in February 2008 to lead a team in the appraisal and development of the Jubilee Field in Ghana. Prior to joining Kosmos, he spent nearly 25 years at Hess Corporation, a global integrated energy company involved in exploring and developing crude oil and natural gas, manufacturing refined petroleum products and marketing and trading refined petroleum products, natural gas and electricity where he held various positions and was responsible for numerous production and development projects in the Gulf of Mexico, Northwest Europe, Russia, North Africa and West Africa. Mr. Haas holds a Bachelor of Science in Petroleum Engineering from New Mexico Institute of Mining and Technology.

        William S. Hayes has served as our Senior Vice President, Legal and External Affairs since 2011. Prior to holding his current position, Mr. Hayes served as General Counsel since 2007. Prior to joining Kosmos, Mr. Hayes was Senior Vice President and General Counsel for Urals Energy PLC in 2007 and Cardinal Resources PLC from 2004 to 2007. For over 30 years, Mr. Hayes has worked for or represented public and private, major and independent exploration and production companies in approximately 30 countries. Mr. Hayes holds a Juris Doctor from St. Mary's University School of Law and a Bachelor of Journalism from the University of Texas. He is a member of the Board of Directors of the Business Council for International Understanding and is a member of the Advisory Board of a public-private partnership, Partners for a New Beginning—North Africa Partnership for Economic Opportunity. Mr. Hayes is a member of the State Bar of Texas, the International Bar Association and the Association of International Petroleum Negotiators.

        Darrell L. McKenna has been our Chief Operating Officer since January 2012. Mr. McKenna joined the Company from Hess Corporation, a global integrated energy company involved in exploring and developing crude oil and natural gas, manufacturing refined petroleum products and marketing and trading refined petroleum products, natural gas and electricity. Mr. McKenna held the following positions at Hess Corporation: General Manager of Amerada Hess Corp. Equatorial Guinea from 2004 to 2006; Vice President, Africa Business Unit from 2006 to 2008; Vice President, E&P Technology from 2008 to 2009; Vice President, Global Drilling and Completions from 2009 to 2010; and President of Hess Australia from 2010 to 2012. Mr. McKenna holds a Bachelor of Science (with Honors) in Petroleum Engineering from the Montana School of Mineral Science and Technology.

        Paul M. Nobel has served as our Senior Vice President and Chief Accounting Officer since July 2012. From June 2006 to July 2012, Mr. Nobel held the position of Senior Vice President, Chief Accounting Officer of World Fuel Services Corporation, a multi-billion dollar global fuel logistics company, and also concurrently held multiple other financial leadership positions during that time at World Fuel Services, including Senior Vice President, Finance—EMEA, Senior Vice President, Finance, of the company's land segment, Senior Vice President, Audit and Business Controls, Senior Vice President—Treasurer and Senior Vice President—Corporate Finance. From July 2005 to June 2006, Mr. Nobel held the position of Senior Vice President, Corporate Finance of World Fuel Services Corporation. He earned a Bachelor of Science degree from Florida State University and is a Certified Public Accountant.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis ("CD&A")

        This CD&A describes our executive compensation philosophy, process and objectives and the elements of our 2012 compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (referred to as our "named executive officers"), and gives the context for understanding and evaluating the compensation information contained in the tables and related disclosures that follow. For 2012, our named executive officers were:

  •
  Brian F. Maxted, Chief Executive Officer;

  •
  W. Greg Dunlevy, Executive Vice President and Chief Financial Officer;

  •
  Tyner M. Gaston, Senior Vice President, Global Human Resources;

  •
  Darrell L. McKenna, Chief Operating Officer; and

  •
  Paul M. Nobel, Senior Vice President and Chief Accounting Officer.

Executive Summary

        In 2012, we continued to grow as a public company after undergoing a corporate reorganization and IPO in 2011 and enjoyed considerable success during this relatively early stage in our development. Below we have highlighted some of the key aspects of our results in 2012 and the compensation that we paid to our named executive officers to incentivize and reward performance in 2012 and future years.

    2012 Business Highlights

        In 2012, we delivered the following solid financial and operating performance:

  •
  We had six liftings of oil totaling 5.905 million barrels from the Jubilee field production resulting in revenues of nearly $668 million. Our average realized price per barrel was $113.12. Overall Jubilee production was enhanced to approximately 110,000 barrels of oil per day at the end of 2012, up from approximately 70,000 barrels of oil per day at the end of 2011.

  •
  We received approval for the Phase 1A plan of development of the Jubilee field, and production commenced in late 2012.

  •
  We secured a new $300 million revolving credit facility, with $260 million of commitments initially available to us and an additional $40 million of commitments becoming available if the lenders choose to increase their commitments or if commitments from new financial institutions are added. As a result, this allowed us to enhance our financial liquidity position by increasing our total available borrowings to over $600 million, which is in addition to our cash on hand of $515 million at the end of 2012.

  •
  New Ntomme and Enyenra well appraisals confirmed areal extensions of the Ntomme Field and Enyenra light oil field on the Deepwater Tano Block offshore Ghana ("DT Block"). A drill stem test successfully flowed oil from multiple zones in the Ntomme Field reservoir.

  •
  We submitted a declaration of commerciality and plan of development covering the Tweneboa, Enyenra and Ntomme discoveries (the "TEN PoD") on the DT Block. The TEN PoD plans for flexible and expandable development, with an initial base capacity of 80,000 barrels of oil per day. The final development concept is subject to approval by the government of Ghana.

  •
  The Wawa-1 exploration well made a hydrocarbon discovery on the DT Block. Analysis of well results, including wireline logs, reservoir pressures and fluid samples, indicated that the well encountered gas-condensate and oil-bearing pay.

  •
  We entered into new petroleum contracts in Cameroon and Mauritania covering an aggregate area of approximately 6.6 million acres.

  •
  We completed a 4,925 square kilometer 3D seismic acquisition program which covered portions of the Essaouira Offshore Block and the Foum Assaka Block, both in the Agadir Basin offshore Morocco.

  •
  The Moroccan government issued a joint ministerial order approving our acquisition of an additional 18.75% participating interest in the Foum Assaka Offshore Block from Pathfinder, a wholly owned subsidiary of Fastnet, one of our block partners. Upon receipt of this order, we closed the acquisition of such additional participating interest with Pathfinder. We expect final governmental processes required to officially reflect the acquisition under Moroccan law to be completed in due course. After giving effect to the acquisition, our participating interest in the Foum Assaka Offshore Block is 56.25%.

  •
  We entered into an agreement to acquire an additional 37.5% participating interest in the Essaouira Offshore Block from Canamens Energy Morocco SARL, one of our block partners. Certain governmental approvals and processes are still required to be completed before this acquisition can be closed. After completing the acquisition, our participating interest in the Essaouira Offshore Block will be 75%.

  •
  We made an election under the Tarhazoute Reconnaissance Contract to enter into a petroleum contract. Negotiation of the petroleum contract and associated documents is currently ongoing. We anticipate we will be the operator of the license and hold a 75% participating interest.

  •
  We closed an agreement with Chevron Global Energy Inc. ("Chevron") under which Kosmos assigned half of its interest in Block 42 and Block 45, offshore Suriname, to Chevron. Each party now has a 50% participating interest in Block 42 and Block 45.

  •
  We completed a 3D seismic data acquisition program which covered approximately 3,900 square kilometers of portions of Block 42 and Block 45 offshore Suriname.

    Key Compensation Decisions in 2012

        Our compensation program in 2012 was designed to directly tie our named executive officers' pay to Company performance, thereby aligning the executives' interests with those of our shareholders. We believe that our compensation program effectively incentivized our executives in leading us to achieve the solid performance we experienced in 2012 and will continue to motivate the executives to position us for future growth and success. Our key compensation decisions in 2012 included:

  •
  Base Salary.  We did not provide our named executive officers with salary increases for 2013. We believe our named executive officers' current salaries reflect each executive's responsibilities and experience. As the only fixed component of our compensation program and a relatively small part of our named executive officers' total compensation, base salaries are increased primarily to align with changes in responsibilities, experience and competitive practice.

  •
  Annual Cash Bonus.  To incentivize our named executive officers and to acknowledge their and the Company's solid performance in 2012, we paid them discretionary cash bonuses in December 2012. Bonus payments were not tied to a specific formula but rather were based on a holistic assessment of Company and individual performance.

  •
  Equity Incentive Awards.  In connection with their hiring in 2012, our new named executive officers—Messrs. Gaston, McKenna and Nobel—received new hire equity grants under our long-term incentive plan (the "LTIP"). Messrs. Gaston and McKenna received new hire equity grants consisting of service-vesting restricted shares (which we refer to as "service shares") and performance-based restricted shares (which we refer to as "performance shares") and Mr. Nobel received a new hire equity grant consisting of service-vesting restricted share units (which we refer to as "service units") and performance-vesting restricted share units (which we refer to as "performance units"). In addition, in June 2012, Messrs. Gaston and McKenna received equity grants as part of our annual equity grant process consisting of service shares and performance units (Mr. Nobel did not join Kosmos until July 2012 and, therefore, did not receive an annual equity grant in June 2012). Messrs. Maxted and Dunlevy—two of our founding partners—did not receive any equity awards in 2012 due to their significant equity stake in our Company pre-IPO and the value of the equity grants they received in connection with our IPO. We believe that equity awards (both new and outstanding) serve to retain and incentivize our named executive officers to work toward our continued growth and success. The awards also align the interests of our named executive officers (and other employees) with those of our shareholders, as the ultimate value received depends on the share price on the vesting date and, in the case of the performance shares/units, the level of attainment of the specified total shareholder return ("TSR") goal.

Overview

        As a recently public oil and gas exploration and production company, we are focused on maximizing production, developing our discoveries and acquiring, exploring and appraising existing and new opportunities, including identifying, capturing and testing additional high-potential prospects to grow reserves and production. Our named executive officers have significant industry experience and have been instrumental in achieving these goals. We have designed our compensation program to attract and retain these highly experienced individuals, who have competing opportunities at more established companies, as well as to motivate and reward these individuals for their continued efforts to successfully deliver on our business plan. The three principal elements of our executive compensation program have continuously consisted of base salaries, annual cash bonuses and long-term equity incentive awards, with our approach to each of these elements evolving with our stage of development.

  •
  Pre-IPO.  Prior to our IPO, we were a private partnership. To retain, incentivize and reward our named executive officers and other employees, and to maintain a strong ownership culture, in addition to paying salaries and annual cash bonuses, we granted them profit units representing targeted profit interests in KEH, our partnership predecessor. These profit units comprised a significant portion of our named executive officers' total compensation.

  •
  At IPO.  In connection with our IPO, vested profit units were exchanged for vested common shares and unvested profit units were exchanged for service-vesting restricted shares (which we refer to as "exchange shares"). In addition, our named executive officers and other employees received grants of service and performance shares for overseeing our IPO, ensuring a smooth transition between our status as a private partnership and that of a public company and developing existing and identifying new reserve and production opportunities.

  •
  Post-IPO (2012).  In 2012, our named executive officers were instrumental in and were rewarded for overseeing our continued growth and development post-IPO and developing existing and identifying new reserve and production opportunities. Equity awards, which are designed to ensure a competitive, long-term incentive that directly aligns the interests of our named executive officers with those of our shareholders, continued to represent the most significant portion of our named executive officers' compensation. As noted above, Messrs. Maxted and Dunlevy did not receive any equity awards in 2012. Nevertheless, during 2012 they continued to vest in the equity awards they received before and in connection with our IPO, and, therefore, our equity constituted a significant incentive for their performance during 2012 (for the values of our named executive officers' equity awards that vested in 2012, see "2012 Compensation—Option Exercises and Stock Vested During 2012" below).

Compensation Program Objectives and Methodology

        The objectives of our executive officer compensation program are as follows:

  •
  Attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry;

  •
  Reward individual and corporate performance;

  •
  Align the interests of our executives and shareholders by providing a substantial portion of the executives' compensation in the form of long-term equity-based awards granted under the LTIP; and

  •
  Motivate our executives to manage our business to meet our long-term objectives and create and increase shareholder value and reward the executives when shareholder value increases.

Elements of Our Executive Compensation Program

        As noted above, since our inception, our executive compensation program has consisted of base salaries, annual cash bonuses and long-term equity incentive compensation. Our named executive officers are not entitled to any supplemental executive retirement benefits or "golden parachute" tax gross-ups. We expect that base salaries, annual cash bonuses and long-term equity incentive compensation will remain the principal elements of our executive compensation program going forward, although the relative proportions of each element, and the specific plan and award designs, will continue to evolve as we become a more established public company. For instance, for 2013, we expect that the amount of the aggregate bonus pool for all of our employees, including our named executive officers, will be tied more formulaically than in the past to Company performance. Each element of our 2012 executive compensation program is described in more detail as follows:

Element	Objective and Basis
Base salary	• Competitive for each role, taking into account experience and level of responsibility in companies of similar size, complexity and stage of development.
• A basic fixed component, which comprises a relatively modest portion of overall compensation.

•

Reviewed annually for possible adjustment by the Compensation Committee with input from our Chief Executive Officer (except for his salary), taking into account level of responsibility and experience and competitive practice.

Annual cash bonus	• Reward individual and company performance for the year.

•

Bonus amount (including whether any bonus is paid) is discretionary and takes into account Company performance as well as factors related to each executive officer's responsibilities, including financial and operating performance, significant strategic initiatives, resolution of unforeseen events and organizational leadership.

Element	Objective and Basis

•

Performance factors are non-formulaic, do not require specific performance targets or preset goals to be met and are not assigned any specific weighting, thereby preserving flexibility to ensure that we provide appropriate incentives in the fast-changing business in which we operate.

Equity incentive awards	• Encourage retention due to the four-year service condition.
• Link interests of executive officers and shareholders, as ultimate value realized depends on share price performance over the long term.
• Performance shares/units provide additional link to shareholder interests due to relative TSR goal.
Retirement and health and welfare benefits	• We do not provide any supplemental executive retirement plans. Our executive officers participate in our 401(k) plan on the same basis as our employees generally.

•

Our executive officers are entitled to the same health and welfare benefits during employment that are offered to employees generally, except that the executives are also entitled to annual executive physicals to help ensure that they are healthy and so able to provide us with their services.

No "golden parachute" tax gross-ups

•

We do not provide our executive officers with gross-ups for the excise tax that would be imposed on the executives under Section 4999 of the Internal Revenue Code if they received "excess" payments and benefits in connection with a change in control.

        We believe that this mix of base salaries, annual cash bonuses and long-term equity incentive awards provides an appropriate balance between incentivizing short-term business and individual performance and long-term financial and share performance.

Executive Compensation Procedures

    Role of the Compensation Committee

        Our Compensation Committee is responsible for the approval, evaluation and oversight of our executive officer compensation and equity incentive compensation plans, policies and programs. Compensation Committee members speak frequently with each other concerning compensation matters outside of regularly scheduled meetings. The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee may also delegate to one or more officers of the Company the authority to make equity grants to employees other than our executive officers in accordance with and under the LTIP. As Chairman of the Compensation Committee, Mr. Melwani regularly reports to the full Board regarding compensation matters.

        The Compensation Committee meets outside the presence of our Chief Executive Officer and our other named executive officers to consider the appropriate compensation for our Chief Executive Officer. The Compensation Committee analyzes the performance of our Chief Executive Officer and determines his base salary, any annual cash bonus and any grant of equity-based awards. For all other named executive officers, the Compensation Committee meets outside the presence of the named executive officers, except our Chief Executive Officer. Our Chief Executive Officer reviews the performance of each named executive officer (other than himself) with the Compensation Committee and makes recommendations to the Compensation Committee on the appropriate base salary, any annual bonus and any grant of equity-based awards. Our Chief Executive Officer has no role in determining his own compensation. For more on the Compensation Committee's responsibilities, see "Board of Directors, Board Meetings and Committees—Committees of the Board of Directors—Compensation Committee" above.

    Compensation Consultant

        Role of the Compensation Consultant

        Since late 2011, the Compensation Committee has engaged Meridian Compensation Partners, LLC ("Meridian") to provide recommendations regarding the amounts and forms of compensation the Compensation Committee determines to provide to our executives and directors. In working with Meridian, the Compensation Committee used reference groups to inform its compensation decisions.

        Meridian reports directly and exclusively to the Compensation Committee, although at the Compensation Committee's direction, Meridian works with management to review or prepare materials for the Compensation Committee's consideration. Meridian did not provide any other services to the Company or our management in 2012. Meridian attended one Compensation Committee meeting in 2012 and developed materials for the Compensation Committee's consideration at other meetings.

        In 2012, Meridian provided current information on industry compensation trends and practices and their application to Kosmos for the Company and the Compensation Committee to consider regarding our long-term equity incentive compensation program. In addition, Meridian updated the Compensation Committee on recent executive compensation trends in the oil and gas exploration and production industry as context for the Compensation Committee's annual compensation review.

        For 2012 executive compensation matters, Meridian provided the Compensation Committee and the Company with industry trend and compensation data for the following companies, which reflect two oil and gas exploration and production industry reference groups developed by Meridian to provide a basis for Kosmos and the Compensation Committee to evaluate executive compensation:

	Enterprise Value	Large Offshore
Description	Fifteen large U.S.-based oil and gas exploration and production companies within a defined range of enterprise value ($2 billion to $10 billion)	Seven large U.S.-based companies having a segment of their business focused on offshore oil and gas exploration and production
Rationale	Represents companies of similar size to Kosmos	Represents companies that seek and hire offshore-specific oil and gas technical talent and leadership

	Enterprise Value	Large Offshore
Members	Berry Petroleum	Anadarko Petroleum Corp.
	Bill Barrett Corp.	Apache Corp.
	Cabot Oil & Gas Corp.	Hess Corp.
	Cimarex Energy Co.	Marathon Oil Corp.
	EQT Corp.	Murphy Oil Corp.
	Exco Resources Inc.	Newfield Exploration Co.
	Forest Oil Corp.	Noble Energy Inc.
Newfield Exploration Co.
Plains Exploration & Prod. Co.
QEP Resources Inc.
Quicksilver Resources Inc.
SM Energy Co.
Ultra Petroleum Corp.
Unit Corp.
Whiting Petroleum Corp.

        In evaluating prevailing industry executive compensation practices, the Compensation Committee noted that the referenced companies vary in size and scope, operate in different geological basins and generally have less focus on deepwater exploration than Kosmos has. We compete with these companies for talent and believe that the referenced companies are currently appropriate for executive compensation comparison. The differences and similarities between us and the companies in these peer groups are taken into consideration when considering peer group data for executive compensation decisions. The Compensation Committee uses peer data as a reference for pay levels and practices and considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters.

        Independence of Compensation Consultant

        In connection with its retention, Meridian has provided the Compensation Committee with information necessary for an evaluation of its independence, in accordance with Section 10C-1 of the Exchange Act to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information provided, the Compensation Committee concluded that Meridian's advice is objective and no conflict exists.

Advisory Vote to Approve Named Executive Officer Compensation

        At our 2012 annual general meeting of shareholders, over 97% of votes were cast, on an advisory basis, in favor of our named executive officer compensation. As such, the Compensation Committee has concluded that a large majority of our shareholders is satisfied with our existing named executive officer compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with our long-term goals. Our shareholders will have an opportunity again this year to vote, on an advisory basis, on our named executive officer compensation. The Compensation Committee will carefully consider the results of this year's shareholder vote, along with all shareholder views on our compensation programs that are communicated to us, when making future compensation decisions for our named executive officers.

 Analysis of Executive Compensation Decisions

    Base Salary

        Base salary is the sole fixed component of our executive compensation program and represents a small portion of our named executive officers' total compensation package, offering them a measure of certainty and predictability. We generally review salary ranges and individual salaries for our named executive officers annually. We establish the base salary for each named executive officer based on our review of pay levels of our industry peers and business requirements for certain skills, individual experience and contributions and the roles and responsibilities of the executive. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

        Although we have no written policies or guidelines for setting or adjusting the base salaries of our named executive officers within a specified range of the compensation levels of our publicly traded industry peers, our named executive officer salaries are intended to be competitive with those of our industry peers and are subject to change if, among other reasons, the executive's experience or responsibilities change materially or there are changes in the competitive market environment.

        The Compensation Committee determined that the named executive officers' current salaries are competitive and accurately reflect each executive's role and responsibilities. For the amounts of our named executive officers' base salaries, see the "Salary" column of the "2012 Summary Compensation Table" below, along with footnote 4 to the table.

    Annual Cash Bonus

        Discretionary annual cash bonuses approved by the Compensation Committee for our named executive officers for 2012 were based on Company and individual performance. In December 2012, the Compensation Committee reviewed a comprehensive report prepared by management, which incorporated data provided by the Compensation Committee's compensation consultant, Meridian. The report detailed the Company's strategic, financial, exploration, development and operating performance in 2012—a solid year in which we continued to grow as a public company, increased oil production and continued to explore new fields. In determining bonuses for our named executive officers, the Compensation Committee placed particular emphasis on the executives' leadership in achieving the following results for the Company (along with the other results discussed above under "Executive Summary—2012 Business Highlights"):

  •
  Six liftings of oil totaling 5.905 million barrels from the Jubilee field production resulting in revenues of nearly $668 million with an average realized price per barrel of $113.12. Overall Jubilee production was enhanced to approximately 110,000 of barrels of oil per day at the end of 2012, up from approximately 70,000 barrels of oil per day at the end of 2011.

  •
  Submission of a declaration of commerciality and plan of development covering the TEN PoD on the DT Block.

  •
  Securing a new $300 million revolving credit facility, with $260 million of commitments initially available to us and an additional $40 million of commitments available if the lenders choose to increase their commitments or if commitments from new financial institutions are added.

  •
  Approval of the next phase of development (Phase 1A) from the Jubilee field with production commencing in late 2012.

  •
  New Ntomme and Enyenra well appraisals confirming areal extensions of the Ntomme Field and Enyenra light oil field on the DT Block, with analysis indicating that wells encountered oil-bearing pay.

  •
  Making a hydrocarbon discovery at the Wawa-1 well on the DT Block with analysis of well results, including wireline logs, reservoir pressures and fluid samples, indicating that the well encountered gas-condensate and oil-bearing pay.

  •
  Entry into new petroleum contracts in Cameroon and Mauritania covering an aggregate area of approximately 6.6 million acres.

        The Compensation Committee also considered each named executive officer's levels of achievement of several individual performance factors in 2012, including financial performance, operating performance, significant strategic initiatives, organizational leadership and investor and Board relations. Although the Compensation Committee considered the levels of achievement of these factors, the bonuses were not calculated formulaically. For our named executive officers other than our founders, the Compensation Committee also considered their target bonus amounts. These target amounts (75% of base salary for Mr. McKenna and 50% of base salary for each of Messrs. Gaston and Nobel) are based on market comparisons and did not determine the actual bonuses received, as none of the executives was entitled to an annual bonus regardless of the level of achievement of the performance factors.

        The following table summarizes the most significant achievements for each named executive officer in 2012:

Name / Position	Performance Factor	Achievement of Performance Factor
Mr. Maxted Chief Executive Officer	Significant strategic initiatives	•	Defined holistic and specific expectations for the exploration leadership team
	Organizational leadership	•	Delivered value-adding optionality to portfolio through personal networking with other oil companies
	Investor and Board relations	•	Maintained ongoing dialog with investors and the Board
Mr. Dunlevy Executive Vice President and Chief Financial Officer	Financial and operating performance	•	Strengthened accounting controls to ensure quality, timeliness and integrity and compliance with the Sarbanes-Oxley Act
		•	Raised our borrowing base by $180 million and implemented a corporate revolving facility
	Investor and Board relations	•	Managed ongoing provision of timely, accurate and relevant data to the Board and our Committees and investors
Mr. Gaston Senior Vice President, Global Human Resources	Operating performance	•	Formalized our annual LTIP program for the entire Company and developed a customized retention incentive program for key leadership offshore
	Organizational leadership	•	Assisted in recruiting and hiring new executives and key management, including a chief accounting officer, regional exploration vice presidents and global supply chain leaders

Name / Position	Performance Factor	Achievement of Performance Factor
Mr. McKenna Chief Operating Officer	Operating performance	•	Made significant progress on the Tweneboa, Enyenra and Ntomme and Mahogany, Teak and Akasa projects
		•	Achieved a total recordable incidents rate of 2.47 per million man hours worked, with no spills
		•	Supervised implementation of Jubilee Phase 1A development and successful resolution of productivity issues impacting Phase 1 development
	Organizational leadership	•	Established a productivity task force with internal and external talent
Mr. Nobel Senior Vice President, Chief Accounting Officer	Operating performance	•	Evaluated and improved utilization of system technology to enhance efficiencies, timeliness and accuracy of the Company's accounting system
		•	Ensured timely and accurate tax compliance in all countries and effectively managed tax audits
	Organizational leadership	•	Built a highly effective and efficient department to address internal and external reporting requirements and fostered a performance-based team approach
	Financial and operating performance	•	Strengthened accounting controls to ensure quality, timeliness and integrity and compliance with the Sarbanes-Oxley Act

        For the amounts of the annual cash bonuses awarded to each of our named executive officers for 2012, see the "Bonus" column of the "2012 Summary Compensation Table" below, along with footnote 5 to the table. For 2013, we expect that the amount of the aggregate bonus pool for all of our employees, including our named executive officers, will be tied more formulaically than in the past to Company performance.

    Equity Awards

        This section summarizes the material terms of the service shares/units and performance shares/units granted to our named executive officers. For more on these equity grants, including the share numbers, dollar values, vesting schedules and acceleration and forfeiture provisions, see the tables and narrative under "2012 Compensation" below.

        2011 IPO Equity Awards

        Before our IPO, our long-term equity incentives—the most significant component of our named executive officers' total compensation—were granted in the form of profit units representing targeted profit interests in our partnership predecessor KEH. As part of our corporate reorganization that was completed simultaneously with the closing of our IPO, those profit units that were vested at the time of the IPO were exchanged for vested common shares of Kosmos Energy Ltd. Those profit units that were unvested at the time of the IPO were exchanged for exchange shares issued under the LTIP that are scheduled to vest based on continued service according to the same vesting schedule that applied to the profit units.

        In addition, in connection with our IPO, we awarded our named executive officers and other employees service and performance shares under the LTIP. The amounts and terms of those awards are disclosed in our annual proxy statement for the 2011 fiscal year. These awards were intended to recognize an exceptional milestone in our history, as we transformed from a private partnership into a public company valued at $6.7 billion at the time of the IPO, and to reward the exceptional contributions of our named executive officers and other employees towards the successful completion of our IPO. The awards were also intended to ensure that the executives' and employees' interests remain directly aligned with those of our shareholders during the next several critical years as we grow as a public company.

        2012 Equity Awards

        In 2012, we made new hire equity grants to our newly hired named executive officers (as well as other newly hired employees) and in June 2012 we also made annual equity grants to Messrs. Gaston and McKenna (and all other employees) as part of our newly instituted annual equity grant process (Mr. Nobel did not join Kosmos until July 2012 and, therefore, did not receive an annual equity grant in June 2012). As noted above, due to their significant equity stakes in Kosmos immediately following the IPO, Messrs. Maxted and Dunlevy—two of our founding partners—did not receive any equity awards in 2012. These equity incentive awards are designed to encourage retention and to motivate our new named executive officers (and other employees) to contribute significantly to our success and to create shareholder value. The terms of these awards are generally consistent with the terms of the awards granted in connection with our IPO and are described in greater detail below.

        In connection with their hiring, Messrs. Gaston and McKenna received service and performance shares and Mr. Nobel received service and performance units. As part of our annual equity grant process, Messrs. Gaston and McKenna also received service shares and performance units. Both annual and new hire service shares/units vest ratably each year over four years based on continued service. To vest in the performance shares/units requires attainment of both a service and a performance condition. The service condition is attained ratably each year over four years, and the performance condition is attained after four years based on a specified relative TSR performance goal. The attainment of the performance condition will be determined on the last day of the four-year performance period (as specified below) based on our TSR as compared to the TSR of each of our peer companies (listed below). TSR will be calculated as the percentage by which the average closing price on each of a specified number of trading days (either 30 or 90) of a share of the Company or a share of a peer company through the last day of the applicable performance period is more or less than the average closing price of the applicable share through the applicable start day of the performance period, plus the amount of any dividends that are declared on the applicable share during the applicable performance period.

        The performance condition will be attained based on the percentile ranking of our TSR relative to the TSR of each of the peer companies as follows:

Type of Performance Award	Performance Period	TSR Ranking	Attainment of Performance Condition
Performance shares	January 3, 2012 -	75th percentile and above	100%
	January 4, 2016	50th percentile	50%
		25th percentile	12.5%
		Below 25th percentile	0%
Performance units	January 3, 2012 -	75th percentile and above	200%
	January 4, 2016; or	50th percentile	100%
	July 2, 2012 -	25th percentile	25%
	July 1, 2016	Below 25th percentile	0%

The percentage of the performance condition attained will be interpolated for performance between the percentiles shown above.

        The 13 peer companies as of the beginning of the performance periods are listed in the table below. If a peer company is no longer publicly traded on the last day of the applicable performance period, it will be removed from the peer group and will not be replaced. As a result, Nexen Inc. was removed from the peer group when it was acquired on February 27, 2013. These companies were selected because they are the oil and gas exploration production companies most like Kosmos in terms of geographic reach and development stage.

Anadarko Petroleum Corp.	Nexen Inc. (removed)
Apache Corp.	Niko Resources Ltd.
BG Group plc	Noble Energy Inc.
Cairn Energy plc	OGX Petroleo e Gas Participacoes SA
Cobalt International Energy, Inc.	Premier Oil plc
HRT Participacoes em Petroleo SA	Tullow Oil plc
Lundin Petroleum AB

        To receive any payout under these awards, generally our named executive officers and other employees must remain employed by us through the vesting date and, in the case of performance shares/units, the applicable TSR goal must be satisfied. However, the awards are subject to accelerated vesting under specified circumstances (see "2012 Compensation—Potential Payments Upon Termination or Change in Control" below). In addition, the ultimate value that the executives and employees receive will depend on the share price on the vesting date and, in the case of the performance shares/units, the level of attainment of the relative TSR goal.

    Benefits and Perquisites

        Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, prescription drug, dental and vision, and are also entitled to annual executive physicals, the value of which is taxable to the executives and not grossed up by the Company. The named executive officers are not entitled to any supplemental executive retirement benefits and participate in our tax-qualified 401(k) plan on the same basis as our employees generally. Under the 401(k) plan, the Company matches 100% of an employee's elective deferrals up to a specified percentage of eligible compensation (8% in 2012), subject to applicable limitations under the Internal Revenue Code.

    Termination and Change in Control Benefits

        None of our named executive officers and other employees are entitled to payments, "golden parachute" tax gross-ups or other benefits on a change in control, other than accelerated vesting of their equity awards under specified circumstances. See "Potential Payments Upon Termination or Change in Control—Equity Awards."

        We have entered into an offer letter agreement with each of Messrs. McKenna, Nobel and Gaston that provides for certain termination payments and benefits. The material terms of these offer letters are as follows:

  •
  Annual base salary:  Mr. McKenna ($500,000), Mr. Nobel ($350,000) and Mr. Gaston ($250,000).

  •
  Annual bonus opportunity:  Each executive is eligible for an annual discretionary bonus that is targeted, based on market comparisons, at a specified percentage of base salary (75% for Mr. McKenna, and 50% for Messrs. Nobel and Gaston).

  •
  Signing bonus:  Mr. McKenna ($600,000), Mr. Nobel ($100,000) and Mr. Gaston ($100,000), in each case, subject to the executive's requirement to reimburse us if he voluntarily terminates his employment within the first 12 months of his employment.

  •
  Initial equity awards:  Initial grants of equity awards under the LTIP having an aggregate grant date value equal to a specified multiple of the executive's annual base salary (five times, for Mr. McKenna, 2.5 times for Mr. Nobel, and two times for Mr. Gaston).

  •
  Retention bonus:  For Mr. Nobel, a retention bonus of $100,000, payable on the first anniversary of his start date, if he is actively employed by us.

  •
  Relocation expenses:  For each of Messrs. McKenna and Nobel, payment or reimbursement of specified expenses associated with his relocating to the Dallas/Fort Worth area, subject to his requirement to reimburse us if he voluntarily terminates his employment within the first 12 months of his employment. In addition, for Mr. McKenna, up to one year of employment assistance for his spouse through a third-party provider, and for Mr. Nobel, payment (on a tax grossed-up basis) of the reasonable cost of his transportation between Davie, Florida and Dallas and reasonable living accommodations in Dallas for up to six months prior to his relocation.

  •
  Termination benefits.  Each executive is entitled to specified payments and benefits on termination of his employment under the circumstances summarized below under "Potential Payments Upon Termination or Change in Control—Offer Letters with Messrs. McKenna, Nobel and Gaston".

Policy on Recovery of Compensation

        Under the Dodd-Frank Act, the New York Stock Exchange is obligated to adopt rules that will require the Company to develop and implement a policy providing that, in the event of an accounting restatement due to material noncompliance with reporting requirements under securities laws, the Company will recover from executive officers incentive-based compensation in excess of the amount that would have been paid to the executive officers under the accounting restatement for the three-year period before the restatement. Once these rules are adopted, the Board intends to adopt a formal policy regarding the recovery of compensation in compliance with the rules.

Policy Prohibiting Hedging Transactions

        Our Insider Trading Policy prohibits our employees, including our named executive officers, from engaging in speculative transactions in the Company's securities, including short sales and, unless our General Counsel provides prior written authorization, publicly traded options and margin accounts.

 Compensation Risk Assessment

        Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. We believe that the balanced pay mix, diversified performance metrics, emphasis on long-term equity incentive compensation tied to service and performance conditions and the overall amount of compensation, as well as our internal controls and oversight by the Compensation Committee and our Board, mitigate any potential risks. The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per year, with an exception for performance-based compensation paid based on the attainment of pre-established performance goals. As a newly public company, the compensation that we pay to these executives will be exempt from this limitation during a transition period, which is scheduled to end on the date of our 2015 annual general meeting of shareholders, to the extent that specified conditions are met. After the transition period ends, we will generally seek to maximize the tax deductibility of compensation paid to these executive officers. We may, however, authorize payments to our executive officers that may not be fully tax deductible, and we reserve the flexibility to do so.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted by the Compensation Committee of the Board,
Prakash A. Melwani, Chairman Joseph P. Landy Adebayo ("Bayo") O. Ogunlesi

2012 Compensation

        The following tables contain information about the compensation we provided for 2012, 2011 and 2010 to our 2012 named executive officers.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(4)	Bonus ($)(5)	Stock Awards ($)(6)	All Other Compensation ($)(7)	Total ($)
Brian F. Maxted	2012	624,000	312,000	—	—	936,000
Chief Executive Officer	2011	689,600	900,000	55,964,115	—	57,553,715
	2010	538,583	900,000	—	85	1,438,668
W. Greg Dunlevy	2012	468,000	234,000	—	20,000	722,000
Executive Vice President and	2011	532,500	450,000	33,578,463	14,700	34,575,663
Chief Financial Officer	2010	428,917	469,700	—	14,785	913,402
Tyner M. Gaston	2012	197,115	225,000	1,005,116	20,000	1,447,231
Senior Vice President, Global Human Resources(1)
Darrell L. McKenna	2012	500,000	920,000	4,415,428	16,789	5,852,217
Chief Operating Officer(2)
Paul M. Nobel	2012	160,417	270,000	1,036,856	63,596	1,530,869
Senior Vice President, Chief Accounting Officer(3)

(1)
Mr. Gaston joined us as Senior Vice President, Global Human Resources, in March 2012.

(2)
Mr. McKenna joined us as Chief Operating Officer in December 2011. No compensation is shown for Mr. McKenna for 2011 because he was not a named executive officer for 2011.

(3)
Mr. Nobel joined us as Senior Vice President, Chief Accounting Officer, in July 2012.

(4)
The amounts in this column reflect the actual amounts of salary paid to our named executive officers in the relevant fiscal year. Salaries for Messrs. Gaston and Nobel were pro-rated for 2012 to reflect their start dates in March 2012 and July 2012, respectively. Messrs. Gaston's and Nobel's current annual base salaries are $250,000 and $350,000, respectively.

For 2011, amounts in this column also include payments for our named executive officers' accrued unused vacation time. We did not provide our named executive officers and other employees with payments for their accrued unused vacation time in 2012.

(5)
The amounts in this column reflect the annual bonus earned by each of our named executive officers for the relevant fiscal year and, for each of Messrs. Nobel and Gaston, a $100,000 signing bonus.

(6)
The amounts in this column reflect the aggregate grant date fair values of the service and performance shares/units awarded to the named executive officers in the relevant fiscal year under the LTIP, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by the executives for these awards is a function of the value of the underlying shares if and when these awards vest.

The amounts for the performance shares/units granted in 2012 were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these amounts, see the "Grant Date Fair Value of Stock and Option Awards" column of the "2012 Grants of Plan-Based Awards" table below. The following are the values of the performance shares/units as of the grant date assuming attainment of the maximum level of performance: Mr. Gaston ($725,089), Mr. McKenna ($3,097,588) and Mr. Nobel ($787,507).

  In connection with our IPO in 2011, each of Messrs. Maxted and Dunlevy received exchange shares in exchange for his profit units in our partnership predecessor KEH. Because there was no additional compensation cost associated with the exchange (i.e., the exchange shares effectively constituted a continuation of the profit units for accounting purposes), the amounts in this column for 2011 do not reflect any value for the exchange shares. For additional information on how we account for stock-based compensation, see Note 14 to our consolidated financial statements in our 2012 Annual Report on Form 10-K.

(7)
This column includes the incremental cost of certain perquisites and other benefits (to the extent the total value of such perquisites and personal benefits for a named executive officer was $10,000 or more) provided to the named executive officers in 2012, including the following:

Name	401(k) Match ($)(a)	Other ($)	Total ($)
Brian F. Maxted	—	—	—
W. Greg Dunlevy	20,000	—	20,000
Tyner M. Gaston	20,000	—	20,000
Darrell L. McKenna	9,792	6,997	16,789
Paul M. Nobel(b)	7,500	56,096	63,596

(a)
The amounts in this column reflect matching contributions to our named executive officers' accounts under our 401(k) plan. Our named executive officers are eligible to participate in our 401(k) plan on the same basis as our employees generally. For 2012, we provided a 100% match of the first 8% of eligible compensation deferred by participants under the plan, subject to applicable limitations under the Internal Revenue Code.

(b)
The amount for Mr. Nobel in the "Other" column includes $36,000 reflecting his housing allowance for 2012 in connection with his relocation to Dallas, the cost of corporate housing temporarily provided to him in connection with his relocation to Dallas, reimbursement of his relocation expenses and a payment to cover miscellaneous expenses.

2012 Grants of Plan-Based Awards

        The following table provides information on grants of plan-based awards made to our named executive officers during 2012.

			Estimated Future Payouts Under Equity Incentive Plan Awards								Grant Date Fair Value of Stock and Option Awards ($)(5)
									All Other Stock Awards: Number of Shares of Stock or Units (#)
Name	Grant Date	Compensation Committee Action Date	Threshold (#)		Target (#)		Maximum (#)
Brian F. Maxted	—	—	—		—		—		—		—
W. Greg Dunlevy	—	—	—		—		—		—		—
Tyner M. Gaston	4/2/2012	2/28/2012	2,322	(1)	10,773	(1)	18,574	(1)	—		175,524
	4/2/2012	2/28/2012	—		—		—		18,574	(3)	250,006
	6/11/2012	6/8/2012	5,409	(2)	21,634	(2)	43,268	(2)	—		342,034
	6/11/2012	6/8/2012	—		—		—		21,635	(3)	237,552
Darrell L. McKenna	2/1/2012	1/27/2012	12,056	(1)	55,942	(1)	96,451	(1)	—		911,462
	2/1/2012	1/27/2012	—		—		—		96,451	(3)	1,250,005
	6/11/2012	6/8/2012	21,034	(2)	84,134	(2)	168,268	(2)	—		1,330,159
	6/11/2012	6/8/2012	—		—		—		84,135	(3)	923,802
Paul M. Nobel	8/1/2012	7/23/2012	10,169	(2)	40,677	(2)	81,354	(2)	—		643,103
	8/1/2012	7/23/2012	—		—		—		40,677	(4)	393,753

(1)
These amounts reflect the performance shares, which are scheduled to vest between 0% and 100% of the number of shares shown in the "Maximum" sub-column based on attainment of both a service condition that will lapse ratably each year over four years and the specified relative TSR performance condition that will be measured on January 4, 2016. The amounts in the "Threshold" sub-column reflect the 12.5% of the shares shown in the "Maximum" sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the awards will be forfeited. Because the awards do not specify a target performance level, the amounts shown in the "Target" sub-column assume that the level of performance attained at the end of the four-year performance period will equal the level of performance as of December 31, 2012, which would have resulted in 58% of the performance shares vesting. For more on the terms of these awards, see "Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Equity Awards—2012 Equity Awards" above.

(2)
These amounts reflect the performance units, which are scheduled to vest between 0% and 200% of the number of shares shown in the "Target" sub-column based on attainment of both a service condition that will lapse ratably each year over four years and the specified relative TSR performance condition that will be measured on January 4, 2016 (or, for Mr. Nobel, on July 1, 2016). The amounts in the "Threshold" sub-column reflect the 25% of the shares shown in the "Target" sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the awards will be forfeited. The amounts in the "Target" sub-column reflect the 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the "Maximum" sub-column reflect the 200% of the shares that will vest on attainment of the service condition and the maximum performance level. For more on the terms of these awards, see "Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Equity Awards—2012 Equity Awards" above.

(3)
These amounts reflect service shares that are scheduled to vest ratably each year over four years, based solely on service.

(4)
This amount reflects service units that are scheduled to vest ratably each year over four years, based solely on service.

(5)
The amounts in this column for the service shares/units reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The amounts in this column for the performance shares/units were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the values of these shares/units, assuming attainment of the maximum level of performance, see footnote 6 to the "2012 Summary Compensation Table" above. The actual value, if any, realized by each named executive officer for these performance shares/units is a function of the value of the shares if and when they vest.

For additional information on how we account for equity-based compensation, see Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table provides information on the outstanding equity awards held by our named executive officers as of December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Brian F. Maxted	1,941,176	(3)	23,973,524	207,059	(3)	2,557,179
W. Greg Dunlevy	1,164,706	(4)	14,384,119	124,235	(4)	1,534,302
Tyner M. Gaston	40,209	(5)	496,581	16,182	(5)	199,848
Darrell L. McKenna	180,586	(6)	2,230,237	76,976	(6)	950,654
Paul M. Nobel	40,677	(7)	502,361	81,354	(7)	1,004,722

(1)
The market values of the service and performance shares/units were calculated by multiplying the number of shares by $12.35, which was the closing price of a common share on December 31, 2012.

(2)
This column reflects the market values of (a) the 32% of the performance shares granted to Messrs. Maxted and Dunlevy on May 16, 2011 and the 58% of the performance shares granted to Messrs. Gaston and McKenna on April 2, 2012 and February 1, 2012, respectively, that would have vested as of December 31, 2012 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date, and (b) the threshold number of performance units granted to Messrs. Gaston and McKenna on June 11, 2012 and the maximum number of performance units granted to Mr. Nobel on August 1, 2012. The actual number of performance shares/units, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the applicable performance period. For more on the terms of these awards, see "Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Equity Awards—2012 Equity Awards" above. For the numbers and market values of the performance shares/units that would have vested on December 31, 2012, assuming the maximum level of achievement of the relative TSR goal, see the "Maximum" sub-column of the "2012 Grants of Plan-Based Awards" table above and "Potential Payments Upon Termination or Change in Control" below, respectively.

(3)
For Mr. Maxted, consists of: (a) 1,941,176 service shares that are scheduled to vest ratably on May 16 of each of 2013, 2014 and 2015 and (b) 207,059 performance shares that would have vested on December 31, 2012 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date. The actual number of performance shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on May 16, 2015 and the service condition, which was met as to one-fourth of the shares on May 16, 2012 and which is scheduled to be met ratably for the remaining shares on May 16 of each of 2013, 2014 and 2015.

(4)
For Mr. Dunlevy, consists of: (a) 1,164,706 service shares that are scheduled to vest ratably on May 16 of each of 2013, 2014 and 2015 and (b) 124,235 performance shares that would have vested as of December 31, 2012 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date. The actual number of performance shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on May 16, 2015 and the service condition, which was met as to one-fourth of the shares on May 16, 2012, and which is scheduled to be met ratably for the remaining shares on May 16 of each of 2013, 2014 and 2015.

(5)
For Mr. Gaston, consists of: (a) 18,574 service shares that are scheduled to vest ratably on April 2 of each of 2013, 2014, 2015 and 2016, (b) 21,635 service shares that are scheduled to vest ratably on June 1 of each of 2013, 2014, 2015 and 2016, (c) 10,773 performance shares that would have vested on December 31, 2012 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date (the actual number of shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 4, 2016 and the service condition, which is scheduled to be met ratably on April 2 of each of 2013, 2014, 2015 and 2016), and (d) 5,409 performance units that will vest on January 4, 2016, assuming threshold attainment of the specified relative TSR goal (the actual number of shares that will be issued will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 4, 2016 and the service condition, which is scheduled to be met ratably on June 1 of each of 2013, 2014, 2015 and 2016).

(6)
For Mr. McKenna, consists of: (a) 96,451 service shares that are scheduled to vest ratably on February 1 of each of 2013, 2014, 2015 and 2016, (b) 84,135 service shares that are scheduled to vest ratably on June 1 of each of 2013, 2014, 2015 and 2016, (c) 55,942 performance shares that would have vested on December 31, 2012 had the four-year performance period ended on that date, based on the level of achievement of the specified relative TSR goal as of that date (the actual number of shares, if any, that will vest will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 4, 2016 and the service condition, which is scheduled to be met ratably on February 1 of each of 2013, 2014, 2015 and 2016), and (d) 21,034 performance units that will vest on January 4, 2016, assuming threshold attainment of the specified relative TSR goal (the actual number of shares, if any, that will be issued will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on January 4, 2016 and the service condition, which is scheduled to be met ratably on June 1 of each of 2013, 2014, 2015 and 2016).

(7)
For Mr. Nobel, consists of: (a) 40,677 service units that are scheduled to vest ratably on August 1 of each of 2013, 2014, 2015 and 2016, and (b) 81,354 performance units that will vest on July 1, 2016, assuming maximum attainment of the specified relative TSR goal (the actual number of shares, if any, that will be issued will be based on the level of achievement of the relative TSR goal as of the actual end of the performance period on July 1, 2016 and the service condition, which is scheduled to be met ratably on August 1 of each of 2013, 2014, 2015 and 2016).

 Option Exercises and Stock Vested During 2012

        The following table provides information on our named executive officers' exchange and service shares that vested in 2012. None of our named executive officers held or received any stock option awards in 2012, and none of the executives' service units or performance shares or units vested in 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Brian F. Maxted	1,535,809	16,565,536
W. Greg Dunlevy	980,734	10,589,871
Tyner M. Gaston	—	—
Darrell L. McKenna	—	—
Paul M. Nobel	—	—

(1)
The value realized on vesting of the exchange and service shares was calculated by multiplying the number of shares that vested in 2012 by the closing price of a common share on the vesting date (or if the vesting date was not a trading day, on the trading day immediately preceding the vesting date). These closing prices ranged from $10.52 to $10.98.

2012 Pension Benefits

        We do not maintain any defined benefit pension plans.

2012 Nonqualified Deferred Compensation

        We do not maintain any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

        If on December 31, 2012 we had undergone a change in control or our named executive officers' employment had terminated, each of our named executive officers would have been entitled to accelerated vesting of his equity awards under the circumstances described below under "Equity Awards". In addition, each of Messrs. McKenna, Nobel and Gaston would have been entitled to specified cash payments and other benefits had his employment terminated on such date under the circumstances described below under "Offer Letters with Messrs. McKenna, Nobel and Gaston".

    Equity Awards

        Messrs. Maxted and Dunlevy hold service and performance shares, Messrs. Gaston and McKenna hold service and performance shares and performance units and Mr. Nobel holds service and performance units, in each case that were unvested as of December 31, 2012. The table below sets forth the values that would have been attributable to the accelerated vesting of these awards assuming (i) for performance shares/units, maximum attainment of the specified relative TSR goal as of December 31, 2012, and (ii) for all of the awards, that on December 31, 2012, the executive's employment had been terminated by us without "cause" or by him for "good reason" or his employment had terminated due to his death or "disability" (see "Definitions" below for summaries of these defined terms, and see the narrative following the table for more on the circumstances under which the vesting of these awards would have accelerated). The amounts in the table are based on the $12.35 closing price of a common share on December 31, 2012.

Name	Service Shares ($)	Service Units ($)	Performance Shares ($)	Performance Units ($)	Total ($)
Brian F. Maxted	23,973,524	—	7,991,179	—	31,964,703
W. Greg Dunlevy	14,384,119	—	4,794,702	—	19,178,821
Tyner M. Gaston	496,581	—	229,389	534,360	1,260,330
Darrell L. McKenna	2,230,237	—	1,191,170	2,078,110	5,499,517
Paul M. Nobel	—	502,361	—	1,004,722	1,507,083

        Service Shares and Service Units

        Service shares/units held by each of our named executive officers are scheduled to vest based solely on service and would have fully vested on December 31, 2012, if on that date the executive's employment had terminated due to his death or disability or had his employment been terminated by us without cause or by him for good reason. Had we undergone a change in control on December 31, 2012, these awards would have become fully vested on the earliest to occur of:

  •
  the first anniversary of the change in control, if the executive remained employed through the anniversary date;

  •
  the regularly scheduled vesting date, if the executive remained employed through the vesting date; and

  •
  termination of the executive's employment by us or the acquiror without cause or by him for good reason or due to his death or disability.

        On termination of the executive's employment by us or the acquiror for cause or by him without good reason before the earlier of the first anniversary of the change in control or the regularly scheduled vesting date, the service shares/units would have been forfeited.

        Performance Shares Granted in Connection with our IPO

        Messrs. Maxted and Dunlevy also hold performance shares that were granted to them in connection with our IPO and that are scheduled to vest based on attainment of both a service condition and a relative TSR performance condition. The service condition would have been fully attained on December 31, 2012, if on that date the executive's employment had terminated due to his death or disability, and the performance shares would have remained subject to the performance condition.

        Had either of Messrs. Maxted or Dunlevy terminated his employment without good reason at any time, or had his employment been terminated by us without cause or by him for good reason at any time other than on, or within one year after, a change in control, then:

  •
  the performance shares, if any, for which the applicable service condition had been satisfied as of such termination would have remained subject to the applicable performance condition; and

  •
  the performance shares, if any, for which the applicable service condition had not been satisfied as of such termination would have been forfeited in their entirety without any payment to the executive.

        Had we undergone a change in control on December 31, 2012, the performance condition would have been deemed attained at the maximum level, and the performance shares would have remained subject to the service condition to the extent not yet met. After the change in control, the performance shares would have vested or been forfeited under the same circumstances as are described above for the service shares/units.

        Performance Shares and Performance Units Granted After Our IPO

        For performance shares and performance units granted after our IPO to Messrs. Gaston, McKenna and Nobel, the service condition would have been fully attained on December 31, 2012, if on that date the executive's employment had terminated due to his death or disability or had his employment been terminated by us without cause or by him for good reason, and the performance shares/units would have remained subject to the performance condition.

        Had we undergone a change in control on December 31, 2012, the performance condition would have been deemed attained at the maximum level (for performance shares) or at the target level (for performance units), and the performance shares/units would have remained subject to the service condition to the extent not yet met. After the change in control, the performance shares/units would have vested or been forfeited under the same circumstances as are described above for the service shares/units.

        Definitions

        For purposes of the accelerated vesting of the named executive officers' equity awards under the circumstances described above, the LTIP defines "cause," "change in control," "disability" and "good reason" as follows:

        "Cause" generally means the named executive officer's:

  •
  failure to perform his duties (other than any such failure resulting from his physical or mental incapacity);

  •
  having engaged in misconduct, negligence or a breach of fiduciary duty;

  •
  having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any crime of moral turpitude or felony under any applicable law;

  •
  breach of any restrictive covenant to which he is subject;

  •
  breach of any of our policies, including any policy that relates to expense management, human resources or the Foreign Corrupt Practices Act;

  •
  unlawful use or possession of illegal drugs on our premises or while performing his duties to us; or

  •
  commission of an act of fraud, embezzlement or misappropriation, in each case, against us.

        "Change in Control" generally means the occurrence of one or more of the following events:

  •
  the acquisition of 50% or more of the combined voting power of our outstanding securities (other than by our controlling shareholders);

  •
  the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);

  •
  the consummation of our merger, amalgamation or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such transaction); or

  •
  the transfer of our assets having a gross fair market value of 50% or more of the total gross market value of our assets immediately before such transfer (other than any such transfer immediately after which such assets are owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of our common shares immediately before such transfer), and the subsequent distribution of the proceeds from such transfer to our shareholders having a fair market value that is greater than 50% of our fair market value immediately before such transfer.

        "Disability" generally means "disability" as defined in our long-term disability plan for the purpose of determining eligibility for benefits. If such plan contains multiple definitions of disability, then "disability" refers to that definition of disability which, if the named executive officer qualified for such benefits, would provide coverage for the longest period.

        "Good Reason" generally means the occurrence of any of the following events without the named executive officer's consent:

  •
  a reduction in his base salary or target bonus, other than any such reduction that applies generally to similarly situated employees;

  •
  relocation of the geographic location of his principal place of employment by more than 50 miles; or

  •
  a material reduction in his duties or responsibilities that occurs within two years after a change in control.

In each case, the executive must provide us with written notice specifying the circumstances alleged to constitute good reason within 90 days after the circumstances first occur. We then have 30 days to cure the circumstances. If we have not cured the circumstances within the 30-day period, the executive is required to resign his employment within 60 days after the end of the 30-day period.

    Offer Letters with Messrs. McKenna, Nobel and Gaston

        Each of Messrs. McKenna, Nobel and Gaston is entitled, under the terms of his offer letter agreement, to specified termination payments and benefits. For each executive, if his employment is terminated through no fault of his own or his position is eliminated and he is not offered a comparable position in Dallas, for one year he will receive his annual base salary and estimated bonus (target bonus, for Mr. Nobel) and reimbursement of the cost of medical and dental insurance for him and his dependents. The following table sets forth estimates of the amounts of these payments and benefits, assuming that each executive's employment had terminated under such circumstances on December 31, 2012.

Name	Salary ($)	Bonus ($)	Health Insurance ($)	Total ($)
Tyner M. Gaston	250,000	125,000	14,788	389,788
Darrell L. McKenna	500,000	925,000	20,785	1,445,785
Paul M. Nobel	350,000	175,000	20,785	545,785

        In addition, for Mr. Nobel, if, solely as a result of a change in control (as defined in the LTIP), either his employment terminates within the first 18 months of his employment or he is required to relocate to a location outside of the Dallas/Fort Worth area, he will receive payment for all reasonable and customary costs associated with moving his household goods and effects back to his previous residential area.

DIRECTOR COMPENSATION

2012 Director Compensation

        The following table lists the individuals who served as our non-employee directors in 2012 and summarizes their 2012 compensation. Mr. Maxted did not receive any compensation for his services as a director in 2012.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)(5)	Total ($)
John R. Kemp III	55,000	138,000		798,706	991,706
Sir Richard B. Dearlove	4,076	—	(4)	—	4,076
David I. Foley	55,000	—		—	55,000
Jeffrey A. Harris(1)	12,500	—		—	12,500
David B. Krieger	55,000	—		—	55,000
Joseph P. Landy	42,500	—		—	42,500
Prakash A. Melwani	75,000	—		—	75,000
Adebayo O. Ogunlesi	63,750	—		—	63,750
Lars H. Thunell	4,402	—	(4)	—	4,402
Chris Tong	80,000	118,830		—	198,830
Christopher A. Wright	66,250	—		—	66,250

(1)
Mr. Harris decided not to stand for re-election at the 2012 annual general meeting of shareholders.

(2)
Each of our non-employee directors is entitled to (i) an annual cash retainer for service on the Board and (ii) an additional cash retainer if the director chairs a Board committee, in each case, paid quarterly and, if applicable, pro-rated for the portion of the year that the director served on the Board or committee. For 2012, the amounts of such retainers were as follows:

Type of Retainer	Retainer (Annualized) (January 1, 2012 – June 30, 2012) ($)	Retainer (Annualized) (July 1, 2012 – Present) ($)
Board Member	50,000	60,000
Audit Committee Chair (Mr. Tong)	25,000	25,000
Compensation Committee Chair (Mr. Melwani)	15,000	25,000
Nominating and Corporate Governance Committee Chair (Mr. Ogunlesi)	7,500	10,000
Health, Safety, Environmental and Security Committee Chair (Mr. Wright)	7,500	15,000
(3)
The amounts in this column reflect the aggregate grant date fair values of the service shares granted to Mr. Kemp and the service shares and units granted to Mr. Tong under the LTIP in 2012, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by the directors for these awards is a function of the value of the shares if and when they vest. For additional information on how we account for equity-based compensation, see Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

  The following table sets forth the total number of service shares/units held by our non-employee directors who held such awards as of December 31, 2012, which are scheduled to vest as follows:

	Shares Scheduled to Vest (#)
Name	5/16/13	7/23/13	10/1/13	11/5/13	5/16/14	7/23/14	11/5/14	5/16/15	7/23/15	7/23/16	Total
John R. Kemp III	—	—	12,000	2,982	—	—	2,982	—	—	—	17,964
Chris Tong	1,500	2,912	—	—	1,500	2,913	—	1,500	2,912	2,913	16,150

  The vesting of these service shares/units will accelerate under the same circumstances as the service shares/units held by our named executive officers (see "Potential Payments Upon Termination or Change in Control—Service Shares and Service Units" above).

(4)
Sir Richard and Mr. Thunell were appointed as members of the Board on December 6, 2012 and December 4, 2012, respectively. In connection with his appointment, each director received a grant of 11,650 service shares under our LTIP on January 1, 2013. These service shares are scheduled to vest ratably on January 1 of each of 2014, 2015, 2016 and 2017. Pursuant to SEC rules, these service shares are not included in this table and will instead be included in the "Director Compensation" table in our annual proxy statement that will be filed in 2014.

(5)
The amounts in this column for Mr. Kemp reflect (i) the following amounts provided under his consulting agreement: $621,000 for the consulting services that he provided to us in 2012, $127,808 in reimbursements for housing expenses, $44,258 in reimbursements for travel, including spousal travel and reimbursements for expenses and meals and (ii) the cost of his annual executive physical. For more on Mr. Kemp's consulting agreement, see "Consulting Agreement with Mr. Kemp" below.

Consulting Agreement with Mr. Kemp

        Effective October 1, 2011, as amended effective as of January 1, 2012 and January 1, 2013, we entered into a consulting agreement with Mr. Kemp, pursuant to which he provides consulting services to us as we may reasonably request from time to time unless the agreement is terminated by either party on written notice provided at least 30 days before the end of the then-current one-year renewal period (the initial period ended on September 30, 2012). We provide Mr. Kemp with a monthly fee ($61,000 as of January 1, 2013) for his services under the agreement. The agreement also provides for grants of 12,000 service shares when the consulting agreement is renewed at the end of each one-year renewal period. Each grant is scheduled to vest after one year and will accelerate under the same circumstances as the service shares/units held by our named executive officers (see "Potential Payments Upon Termination or Change in Control—Service Shares and Service Units" above). The agreement also provides that we will reimburse Mr. Kemp for his reasonable expenses incurred in connection with his providing the services under the agreement, including travel expenses and lodging incurred by him and travel expenses incurred by his wife when she accompanies him in the performance of his services.

        Either we or Mr. Kemp may terminate the consulting agreement on 30 days' prior written notice. In addition, either we or he may request at any time that the monthly fee and the grants of service shares cease to be provided to him. The agreement contains a customary covenant perpetually restricting Mr. Kemp from disclosing our confidential information.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information about the exchange shares, service shares, service units, performance shares and performance units outstanding as of December 31, 2012 that were granted under the LTIP, which is our only equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,777,852	(1)	—	7,800,644	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,777,852		—	7,800,644

(1)
Represents the number of common shares underlying service units and performance units (assuming maximum attainment of the specified relative TSR goal) granted under the LTIP.

(2)
The LTIP was approved by our sole shareholder prior to our IPO. This number does not include the shares that will be issued upon vesting and settlement of the service and performance units.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report above and the Audit Committee Report below shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.

 AUDIT COMMITTEE REPORT

        Management is responsible for the Company's system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, and (3) the independence and performance of the Company's auditors.

        The Audit Committee has reviewed and discussed with the Company's management and the independent accountants the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees," as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Company's independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

Respectfully submitted by the Audit Committee of the Board,
Chris Tong, Chairman Sir Richard B. Dearlove Adebayo ("Bayo") O. Ogunlesi Lars H. Thunell

 HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or by telephone at +1 (214) 445-9600. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF SHAREHOLDERS

        Any shareholder desiring to present a shareholder proposal at our 2014 annual general meeting of shareholders and to have the proposal included in our related Proxy Statement must send such proposal to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, so that it is received no later than December 27, 2013. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.

        Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual general meeting if such proposal complies with the Company's bye-laws. In accordance with our bye-laws, shareholder proposals may be brought before an annual general meeting only if such proposal is made pursuant to written notice timely given to the Company's Corporate Secretary accompanied by certain information. To be timely, a shareholder's written notice must be received at the registered office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual general meeting. For shareholder proposals for the 2014 annual general meeting of shareholders, written notice must be received between February 5, 2014 and March 7, 2014.

        In addition, Section 79 of the Companies Act of 1981 of Bermuda provides that shareholders representing either (1) not less than 5% of the total voting rights of all shareholders having a right to vote at an annual general meeting of the Company, or (2) not less than 100 shareholders may require a proposal to be submitted to an annual general meeting and to circulate to the shareholders a statement of not more than 1,000 words with respect to the proposal or the business to be dealt with at the meeting. Generally, notice of such a proposal must be received by the Company at its registered office not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited.

BY ORDER OF THE BOARD OF DIRECTORS

Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary

Dallas, Texas
April 26, 2013

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000172757_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR ALL for the following: 1. Election of Directors Nominees 01 John R. Kemp III 02 Brian F. Maxted 03 Sir Richard B. Dearlove 04 David I. Foley 05 David B. Krieger 06 Joseph P. Landy 07 Prakash A. Melwani 08 Adebayo O. Ogunlesi 09 Lars H. Thunell 10 Chris Tong 11 Christopher A. Wright KOSMOS ENERGY LTD. C/O KOSMOS ENERGY LLC. ATTN:CORPORATE SECRETARY 8176 PARK LANE, SUITE 500 DALLAS, TX 75231 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To appoint Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013 and to authorize the Company's Audit Committee of the Board of Directors to determine their remuneration. 3 To approve, on a nonbinding, advisory basis, named executive officer compensation. NOTE: The Company is making three proposals, none of which is contingent on each other. If any other matters properly come before the Annual General Meeting or any adjournment or postponement of the meeting, the persons named in this proxy card will vote the shares represented by all properly executed proxies in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000172757_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2012 Annual Report on Form 10-K, and accompanying 2012 Annual Review, Notice & Proxy Statement is/are available at www.proxyvote.com . KOSMOS ENERGY LTD. Annual General Meeting of Shareholders June 5, 2013 8:00 AM This proxy is solicited on behalf of the Board of Directors The shareholder(s) hereby appoint(s) Brian F. Maxted and W. Greg Dunlevy, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of KOSMOS ENERGY LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholder(s) to be held at 8:00 AM, LST on June 5, 2013, at Rosewood Tucker's Point, 60 Tucker's Point Drive, Hamilton Parish, HS 02, Bermuda and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be marked, dated and signed on reverse side